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Exhibit 10

STOCK AND ASSET PURCHASE AGREEMENT

by and among

IMPERIAL SUGAR COMPANY,

RAGUS HOLDINGS, INC.

and

SOUTHERN MINNESOTA BEET SUGAR COOPERATIVE

Dated as of August 16, 2005

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Exhibits

Exhibit A-1	Assets
Exhibit A-2	Excluded Intellectual Property
Exhibit B	Transition Services Agreement
Exhibit C	Working Capital Schedule
Exhibit D	Assignment Agreement
Exhibit E	Closing Condition Consents
Exhibit F	Seller Lender Approvals
Exhibit G	Buyer Lender Approvals
Exhibit H	Designated Employees
Exhibit I	Supply Option Agreement
Exhibit J-1	Escrow Agreement
Exhibit J-2	Working Capital Escrow Agreement
Exhibit K	License Agreement
Exhibit L	Seller Restricted Intellectual Property
Exhibit M	Company Restricted Intellectual Property

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STOCK AND ASSET PURCHASE AGREEMENT

STOCK AND ASSET PURCHASE AGREEMENT, dated as of August 16, 2005 (this “Agreement”), by and among Imperial Sugar Company, a Texas corporation (“Seller”), Ragus Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Seller (“Ragus”), and Southern Minnesota Beet Sugar Cooperative, a Minnesota cooperative association (“Buyer”). Seller, Ragus and Buyer are hereinafter collectively referred to as the “parties” and each individually as a “party.”

WHEREAS, Seller owns all the outstanding shares of capital stock of Holly Sugar Corporation, a New York corporation (the “Company”);

WHEREAS, the Company is engaged in the sugarbeet processing business and has interests in: (i) sugarbeet processing facilities in Brawley, California (the “Brawley Facility”) and Mendota, California (the “Mendota Facility”); (ii) a packaging and distribution facility in Tracy, California (the “Tracy Facility” and, together with the Brawley Facility and Mendota Facility, the “Facilities”); (iii) emission reduction credits, permits and rights associated with the Facilities, to the extent not previously sold, transferred or disposed; (iv) the Holly Hybrids operating division, which operates a beet seed processing facility in Sheridan, Wyoming; (v) related working capital items including cash on hand, marketable securities, inventory and accounts receivable; (vi) the Company’s currently held marketing allocations; (vii) a nonoperating sugarbeet factory in Hamilton City, California; (viii) The Big Horn Limestone Company, a Montana corporation (“Big Horn”); and (ix) West Coast Beet Seed Company, an Oregon corporation (“WCBS”) (all such businesses and related assets collectively referred to as the “Business”); provided, however, that the Business shall exclude any businesses formerly conducted and any assets formerly owned by the Company but sold, transferred or otherwise discontinued prior to the date of this Agreement or, if permitted by this Agreement, prior to the Closing Date (as defined below);

WHEREAS, Seller desires to sell and Buyer desires to purchase the Company in a single and indivisible transaction by means of a sale and purchase of all of the issued and outstanding shares of common stock of the Company (“Shares”); and

WHEREAS, immediately upon Closing (as defined below) of the Stock Purchase (as defined below), Ragus shall transfer to the Company certain intellectual property interests associated with the name “Spreckels”.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

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ARTICLE I

SALE OF STOCK AND ASSETS

Section 1.1 Purchase and Sale.

(a) On the terms and subject to the conditions of this Agreement, at the Closing, Seller will sell, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, the Shares free and clear of all Liens (as defined below) except for those created by Buyer or arising out of ownership of the Shares by Buyer. The transactions contemplated by this Section 1.1(a) are sometimes referred to as the “Stock Purchase.”

(b) Effective upon the consummation of the Closing of the Stock Purchase, on the terms and subject to the conditions of this Agreement, at the Closing, Ragus will sell, assign, transfer and deliver to the Company, and Buyer will cause the Company to purchase, acquire and accept from Ragus, the assets described on Exhibit A-1 (the “Assets”) free and clear of all Liens except for those created by Buyer. The transactions contemplated by this Section 1.1(b) are sometimes referred to as the “Asset Purchase.”

Section 1.2 Purchase Price-Amount. The total purchase price payable by Buyer to Seller for the Shares and the Assets (the “Purchase Price”) will be the sum of the following amounts.

(a) The total purchase price that Buyer will pay to Seller for the Shares (the “Share Purchase Price”) will be the sum of the following amounts:

(i) the base purchase price of $14,900,000; plus

(ii) the Working Capital (as defined in Section 1.11(a)) of the Company as of the close of business on the Closing Date; minus

(iii) $1,000 multiplied by the number of acres in excess, if any, of 6,000 under contract on the Closing Date for processing at the Mendota Facility in 2006; and

(b) The total purchase price that Buyer will pay to Seller for the Assets (the “Asset Purchase Price”) will be an amount equal to $100,000.

Section 1.3 Purchase Price-Manner of Payment. The Purchase Price will be paid by Buyer as follows:

(a) On the Closing Date, Buyer will deposit the sum of $2,800,000 (the “Escrow Amount”) with U.S. Bank, National Association (the “Escrow Agent”), which amount shall be held and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(b) On the Closing Date, Buyer will deposit the sum of $1,000,000 (the “Working Capital Escrow Amount”) with the Escrow Agent, which amount shall be held and distributed by the Escrow Agent in accordance with the terms of the Working Capital Escrow Agreement.

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(c) On the Closing Date, Buyer will make payment, by wire transfer to an account designated by Seller, of the sum of (i) $12,200,000, plus (ii) an amount equal to (A) the Working Capital Estimate, as determined pursuant to Section 1.11(a) minus (B) the Working Capital Escrow Amount; plus or minus (iii) the estimated amount of the component of the Share Purchase Price specified in Section 1.2(a)(iii).

(d) If the amounts used in calculating the portion of the Share Purchase Price payable on the Closing Date pursuant to Section 1.2(a)(iii) are determined within 30 calendar days after Closing to be less than or greater than the actual amounts, as finally determined by the parties, then appropriate adjustment payments shall be made by the parties within ten (10) days after the final determination of such amounts has been made. Such adjustment payments shall include interest, calculated from the Closing Date to (but excluding) the date of payment at the rate specified in Section 1.11(b)(iii).

Section 1.4 Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002-4995, at 9:00 a.m. (local time) and effective as of 12:01 a.m. (local time) on the later of (i) September 1, 2005 or (ii) two business days following the expiration or early termination of the applicable waiting period under the HSR Act (as defined below) and Other Antitrust Regulations (as defined below), subject, in either case, to the satisfaction or waiver of all of the conditions to each party’s obligations under this Agreement. The date on which the Closing occurs and the transactions contemplated by this Agreement become effective is referred to as the “Closing Date.”

Section 1.5 Deliveries by Seller and Ragus. Subject to the terms and conditions of this Agreement, at the Closing, Seller or Ragus, as applicable, will deliver the following to Buyer:

(a) Certificates representing the Shares, accompanied by stock powers duly endorsed in blank;

(b) A certificate of an appropriate officer of Seller, dated the Closing Date, stating that the conditions set forth in Sections 5.3(a), (b), (f) and (l) have been satisfied;

(c) Duly executed copies of all Closing Condition Consents (as defined below);

(d) The resignations of all members of the Board of Directors and all officers of the Company;

(e) A schedule listing in reasonable detail the names and contracted acres of all persons with whom Seller or the Company has contracted for the delivery of sugarbeets for processing at the Mendota Facility in 2006; and

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(f) All other documents, instruments and writings required to be delivered by Seller or Ragus at or (to the extent not previously delivered) prior to the Closing Date under this Agreement.

Section 1.6 Deliveries by Buyer. Subject to the terms and conditions of this Agreement, at the Closing, Buyer will deliver the following to Seller or the Escrow Agent, as applicable:

(a) To Seller, the portion of the Purchase Price specified in Section 1.3(c), in immediately available funds;

(b) To the Escrow Agent, the Escrow Amount and the Working Capital Escrow Amount, in immediately available funds, as set forth in Sections 1.3(a) and (b);

(c) To Seller, a certificate of an appropriate officer of Buyer, dated the Closing Date and stating that the conditions set forth in Sections 5.2(a) and (b) have been satisfied; and

(d) All other documents, instruments and writings required to be delivered by Buyer at or (to the extent not previously delivered) prior to the Closing Date under this Agreement.

Section 1.7 Excluded Intellectual Property. Except as set forth in Exhibit A-2, Seller acknowledges and agrees that on the Closing Date the Company will own all right, title or interest in or to all Intellectual Property (as defined in Section 2.16) owned by the Company as of the date of this Agreement. Buyer acknowledges and agrees that on the Closing Date Buyer and the Company will not own any right, title or interest in or to any Intellectual Property of Seller except that Intellectual Property owned by the Company as of the date of this Agreement.

Section 1.8 Books and Records. Seller agrees to deliver to Buyer at or as soon as practicable after the Closing all books and records of the Company (including correspondence, memoranda, books of account, personnel and payroll records and the like), except for the original books and records of the Company relating to Taxes (as defined below), including Tax Returns (as defined below), copies of which shall be made available to Buyer upon request. Subject to Section 4.2, Seller may keep photocopies of any books and records delivered to Buyer.

Section 1.9 No Ongoing or Transition Services. Except as otherwise agreed to in writing by Seller and Buyer or as provided in the Transition Services Agreement in substantially the form attached as Exhibit B to this Agreement (the “Transition Services Agreement”), at the Closing, all data processing, accounting, insurance, banking, personnel, legal, communications and other products and services provided to the Company by Seller or any of its affiliates, including any agreements or understandings (written or oral) with respect thereto, will terminate.

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Section 1.10 Intercompany Accounts; Preclosing Distributions.

(a) On or prior to the Closing Date, all intercompany accounts between the Company, on the one hand, and Seller and its affiliates (other than the Company), on the other hand, shall be canceled. Subject to Section 1.11, no adjustment shall be made to the Purchase Price as a result of any such cancellation and none of any such intercompany accounts shall be taken into account in the determination of the Working Capital.

(b) Seller shall have the right, prior to the Closing, to cause the Company to distribute cash to Seller or its affiliates, by one or more dividends, repurchases of existing stock and/or other distributions.

Section 1.11 Working Capital Determination.

(a) At least 5 business days prior to the Closing Date, Seller shall prepare and deliver to Buyer in writing a good faith estimate of the Company’s Working Capital (the “Working Capital Estimate”) as of the Closing Date. The Working Capital Estimate shall reflect Working Capital consistent with financial reporting policies and procedures used by the Company prior to the Closing, which policies and procedures are set forth in Exhibit C to this Agreement. As used in this Agreement, “Working Capital” means the amount of current assets of the Company (excluding current assets relating to deferred manufacturing costs, income taxes and intercompany accounts) minus the amount of the components of current liabilities of the Company (excluding all current liabilities relating to income taxes and intercompany accounts), each as of the Closing Date determined in accordance with generally accepted accounting principles in the United States (“GAAP”) and calculated in a manner consistent with Exhibit C to this Agreement. The Working Capital Estimate shall be accompanied by such working papers and other documents as were utilized by Seller in preparing the Working Capital Estimate.

(b) Within 30 calendar days following the Closing,

(i) Seller shall prepare, or cause to be prepared, and deliver to Buyer a schedule of components of Working Capital as of the Closing Date in a manner consistent with Exhibit C (the “Closing Date Working Capital Schedule”) and a statement (the “Closing Statement”) reflecting the calculation of any adjustment to the Purchase Price under Section 1.11(b), accompanied by a certificate of the chief financial officer or principal accounting officer of Seller to the effect that such statement has, to his or her knowledge, been prepared in accordance with the terms of this Agreement. In connection with the preparation of the Closing Date Working Capital Schedule, on or no later than three (3) business days after the Closing Date, Seller shall conduct a physical inventory for purposes of determining the amount of inventory of the Company on the Closing Date to be included in such Closing Date Working Capital Schedule. Seller shall permit Buyer and its representatives to observe the conduct of such inventory, and Buyer shall permit Seller access to the Company’s property and records as necessary to conduct such inventory and to prepare the Closing Date Working Capital Schedule.

(ii) Buyer shall have a period of 30 calendar days after delivery of the Closing Date Working Capital Schedule and the Closing Statement to review (and cause Buyer’s auditors to review) such documents and make any objections it may have in writing to Seller. Seller will make the work papers and back-up materials used in

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preparing the Closing Date Working Capital Schedule and the Closing Statement available to Buyer and Buyer’s auditors at reasonable times and upon reasonable notice during such 30-day period in order to facilitate the resolution by the parties of any objections to the Closing Date Working Capital Schedule and the Closing Statement. If written objections are delivered to Seller by Buyer within such 30-day period, then Buyer and Seller shall attempt to resolve the matter or matters in dispute. If no written objections are made by Buyer within such 30-day period, then the Closing Date Working Capital Schedule and the Closing Statement shall be final and binding on the parties. If disputes with respect to the Closing Date Working Capital Schedule or the Closing Statement cannot be resolved by Buyer and Seller within 30 calendar days after timely delivery of any objections thereto, then, at the request of Buyer or Seller, the specific matters in dispute shall be submitted to KPMG LLP (the “Auditors”) or such other independent accounting firm as may be approved by Seller and Buyer, which firm shall render its opinion as to such specific matters. If no such referral is made within 45 days after the delivery of the objections, then the Closing Date Working Capital Schedule and the Closing Statement shall be final and binding on the parties. Based on such opinion, such independent accounting firm will then send to Seller and Buyer its determination of the specified matters in dispute, which determination shall be final and binding on the parties. The fees and expenses of the Auditors shall be borne one-half by Seller and one-half by Buyer.

(iii) If the Working Capital reflected on the Closing Date Working Capital Schedule as finally determined under Section 1.11(b) is less than the Working Capital Estimate, then within five days following the final determination thereof, Buyer shall be entitled to receive from the Escrow Agent out of the Working Capital Escrow Amount the amount of such deficiency, together with interest thereon at 4% per annum from (and including) the Closing Date to (but excluding) the date of such payment. In the event that (i) the amount of such deficiency, together with interest thereon at 4% per annum, is not fully funded by the Working Capital Escrow Amount, Seller shall pay the balance thereof to Buyer by wire transfer in immediately available funds to the account or accounts designated by Buyer or (ii) the amount of such deficiency, together with interest thereon at 4% per annum, is fully funded by the Working Capital Escrow Amount, the Escrow Agent shall pay to Seller an amount equal to (x) the Working Capital Escrow Amount less (y) the amount paid to Buyer. If the Working Capital reflected on the Closing Date Working Capital Schedule as finally determined under Section 1.11(b) is greater than the Working Capital Estimate, then within five days following the final determination thereof, (i) Buyer will pay to Seller by wire transfer in immediately available funds to the account or accounts designated by Seller the amount of such excess, plus interest thereon and interest on the Working Capital Escrow Amount at 4% per annum from (and including) the Closing Date to (but excluding) the date of such payment and (ii) the Escrow Agent shall make payment to Seller by wire transfer in immediately available funds of the full amount of the Working Capital Escrow Amount.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in a letter to be delivered by Seller to Buyer concurrently with this Agreement (the “Seller Disclosure Letter”), Seller represents and warrants to Buyer as follows:

Section 2.1 Organization; Etc. Each of (a) Seller, Ragus, Big Horn, WCBS and the Company is duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) Seller, Ragus and the Company has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and (c) Seller, Ragus and the Company is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be so organized, existing and in good standing, to have such power and authority or to be so qualified would not, individually or in the aggregate, have a Seller Material Adverse Effect (as defined below). As used in this Agreement, the term “Seller Material Adverse Effect” means a material adverse change in, or effect on, the business, financial condition, results of operations or customer, supplier or employee relationships of the Company or the ability of Seller to consummate the transactions contemplated hereby; provided, however, that (a) any adverse change or effect attributable to the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees) and (b) the effects of changes that are generally applicable to the industry in which the Company operates or to the United States economy generally, shall be excluded from such determination.

Section 2.2 Authority Relative to this Agreement.

(a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement (as defined in Section 4.10) to which it is a party and to consummate the transactions contemplated by this Agreement and each such Ancillary Agreement. The execution and delivery of this Agreement and each Ancillary Agreement to which Seller is a party, and the consummation of the transactions contemplated by this Agreement and each such Ancillary Agreement have been duly and validly authorized by all requisite corporate action on the part of Seller. This Agreement has been and each Ancillary Agreement to which Seller is a party will, as of Closing, have been duly and validly executed and delivered by Seller, and assuming this Agreement and each such Ancillary Agreement has been duly authorized, executed and delivered by Buyer and the other parties thereto, constitutes or will constitute, as applicable, a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) enforcement of this Agreement and the Ancillary Agreements, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

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(b) Ragus and the Company have, or as of the Closing will have, all requisite corporate power and authority to execute and deliver the Assignment Agreement and all requisite corporate power and authority to consummate the transactions contemplated thereby. The execution and delivery of the Assignment Agreement and the consummation of the transactions contemplated by the Assignment Agreement have been, or as of the Closing will have been, duly and validly authorized by all requisite corporate action on the part of Ragus and the Company. The Assignment Agreement will, as of Closing, have been duly and validly executed and delivered by Ragus and the Company and will constitute a valid and binding agreement of Ragus and the Company, enforceable against Ragus in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) enforcement of the Assignment Agreement and, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 2.3 Capitalization. The Company has 5,000,000 and 2,000,000 shares of authorized common and preferred stock, respectively, of which 1,000 shares of common stock are outstanding. The Shares represent all the outstanding capital stock of the Company. Except for the Shares, there are not, and at the Closing there will not be, any capital stock or other equity interests in the Company issued or outstanding or any subscriptions, options, warrants, calls, rights (including preemptive rights), convertible securities or other agreements or commitments of any character obligating Seller to cause the Company, or obligating the Company, to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any of its capital stock or other equity interests, or any agreements, arrangements or understandings obligating Seller or the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, call, right or agreement granting any person any rights in the Company similar to capital stock or other equity interests. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. The Company owns fifty percent (50%) of the outstanding shares of capital stock of Big Horn (“Big Horn Shares”) and approximately seventy-two percent (72%) of the outstanding shares of capital stock of WCBS (“WCBS Shares”), free and clear of any Liens. Except for its fifty percent (50%) and approximately seventy-two percent (72%) ownership interest in Big Horn and WCBS, respectively, the Company does not own any interest in any corporation, general or limited partnership, limited liability company, joint venture, estate, trust or other association. For purposes of this Agreement, neither Big Horn nor WCBS is considered a “subsidiary” of the Company or Seller.

Section 2.4 Ownership of the Shares. Except as set forth in Section 2.4 of the Seller Disclosure Letter, all the Shares, the Big Horn Shares and the WCBS Shares are owned of record and beneficially by Seller or the Company, as the case may be, free and clear of all liens, pledges, charges, claims, security interests or other encumbrances, whether consensual, statutory or otherwise (collectively, “Liens”). The Shares, the Big Horn Shares and the WCBS Shares are all duly authorized, validly issued, fully paid and non-assessable, free of preemptive rights or any other third party rights and in certificated form, and have been offered, sold and issued in compliance with all applicable securities and corporate Laws, agreements or contracts applicable to the Company, Big Horn and WCBS and their respective certificates of incorporation and

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bylaws and in compliance with any preemptive rights, rights of first refusal or other rights. The consummation of the Stock Purchase will convey to Buyer good and valid title to the Shares, the Big Horn Shares and the WCBS Shares free and clear of all Liens, except for those created by Buyer or arising out of ownership of the Shares, the Big Horn Shares and the WCBS Shares by Buyer.

Section 2.5 Consents and Approvals; No Violations. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), or as set forth in Section 2.5 of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller, of the Assignment Agreement by Ragus and of the Assignment Agreement and the License Agreement by the Company and the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Agreements to which Seller is a party, the consummation by Ragus of the transactions contemplated by this Agreement and the Assignment Agreement and the consummation by the Company of the transactions contemplated by the Assignment Agreement and the License Agreement will not (a) conflict with or result in any breach of any provision of the articles or certificates of incorporation or by-laws of Seller, Ragus or the Company, (b) result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any material right of termination, cancellation, acceleration or the loss of a material benefit) under, or require any consent under or result in the creation of any Lien under, any material note, bond, mortgage, deed of trust, indenture, lease, license, commitment, contract, agreement or other material instrument, obligation or arrangement to which Seller, Ragus or the Company is a party or by which any of them or any of their respective properties or assets are bound or affected, (c) violate or conflict with any judgment, order, writ, injunction, decree, law, statute, rule, regulation or ordinance (collectively, “Laws” and, individually, a “Law”) applicable to Seller, Ragus or the Company or any of their respective properties or assets or (d) require any notice to, filing with, or the obtaining of any permit, authorization, consent or approval of or any action by, any governmental or regulatory authority, domestic or foreign, except in the case of clauses (b), (c) and (d) of this Section 2.5 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which, individually or in the aggregate, would not adversely affect the ability of Seller, Ragus or the Company to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, or which become applicable as a result of the business or activities in which Buyer is or proposes to be engaged or as a result of any acts or omissions by, or the status of or any facts pertaining to, Buyer.

Section 2.6 Financial Statements. Section 2.6 of the Seller Disclosure Letter contains (a) the annual balance sheets of the Company as of September 30, 2004, 2003 and 2002 and the annual statements of operations, changes in shareholder’s equity and statements of cash flows of the Company for the years then ended (the “Annual Financial Statements”) and (b) interim balance sheets of the Company as of June 30, 2005 and the interim statements of operations and statements of cash flows of the Company for the nine months then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). Except as disclosed therein, such Financial Statements are based upon the books and records of the Company, the balance sheets included in the Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof, and the statements of operations included in the Financial Statements fairly present, in

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all material respects, the results of operations of the Company, for the periods indicated, in accordance with GAAP consistently applied throughout the periods indicated (except for the absence of notes thereto and, in the case of the Interim Financial Statements, subject to normal year-end adjustments, which are not material in the aggregate).

Section 2.7 Absence of Undisclosed Liabilities. Except (a) as reflected or expressly reserved against in the latest balance sheet included in the Financial Statements, (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date of such balance sheet, none of which is an uninsured liability or obligation for breach of contract, breach of warranty, tort, infringement, litigation or violation of governmental order, governmental authorization or any Law, (c) as otherwise disclosed herein or in Section 2.7 of the Seller Disclosure Letter or (d) for executory obligations existing as of the date of such balance sheet that arose in the ordinary course of business consistent with past practice under contracts and agreements and that, in accordance with GAAP, were not required to be reflected on the such balance sheet, but only to the extent any of such obligations relate to contracts and agreements that are disclosed in Section 2.15 of the Seller Disclosure Letter (or to contracts or agreements that are not otherwise required to be disclosed in the Seller Disclosure Letter by the terms of Section 2.15), the Company does not have any liabilities or obligations (whether direct, indirect, accrued or contingent).

Section 2.8 Absence of Certain Changes. Except as set forth in Section 2.8 of the Seller Disclosure Letter or as otherwise contemplated by Section 1.10, from June 30, 2005 or, in the case of Section 2.8(k), from October 1, 2004, to the date of this Agreement, there has not been a Seller Material Adverse Effect and:

(a) the Company has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than in the ordinary course of business and consistent with past practice;

(b) other than agreements with growers, the Company has not entered into any contract (or series of related contracts) either involving more than $50,000 or outside the ordinary course of business;

(c) no party (including the Company) has accelerated, suspended, terminated, modified or canceled any contract to which the Company is a party or by which it is bound that would have been a contract required to be disclosed in Section 2.15 of the Seller Disclosure Letter at the time of any such action;

(d) other than (i) liens for taxes not yet due and payable, (ii) statutory liens of lessors, liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or (iii) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations (“Permitted Liens”), no Lien has been imposed on any assets of the Company;

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(e) the Company has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money (including advances on existing credit facilities) or capitalized lease obligation;

(f) the Company has not delayed, postponed or accelerated the payment of accounts payable or other liabilities or the receipt of any accounts receivable, in each case outside the ordinary course of business;

(g) the Company has not canceled, compromised, waived or released any material right or claim (or series of related rights or claims);

(h) there has been no change made or authorized in the certificate of incorporation or by-laws of the Company;

(i) the Company has not issued, sold or otherwise disposed of any of its capital stock or equity interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(j) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers or employees outside the ordinary course of business;

(k) the Company has not entered into any employment or collective bargaining agreement, written or oral, or modified the terms of any such existing agreement;

(l) the Company has not granted any increase in the base compensation or made any other change in employment terms of any of its directors, officers or employees outside the ordinary course of business;

(m) neither the Company nor Seller has adopted, amended, modified or terminated any of the Company Plans for any Covered Individual (as those terms are defined in Section 2.11(a));

(n) Seller has not made any change in accounting principles or practices from those utilized in the preparation of the Financial Statements; and

(o) neither the Company nor Seller on behalf of the Company, has committed to take any of the actions described in this Section 2.8.

Section 2.9 Litigation. Except as set forth in Section 2.9 of the Seller Disclosure Letter, there is no action, suit, proceeding, arbitration, or governmental investigation, hearing or proceeding pending or, to the knowledge of Seller, threatened against Seller, Ragus or the Company by or before any court or governmental or regulatory entity or authority, that (a) would adversely affect the ability of Seller or Ragus to consummate the transactions contemplated by this Agreement and the Ancillary Agreements or (b) would adversely affect the ability of Buyer to operate the Company following the Closing in substantially the same manner as operated by Seller prior to the Closing.

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Section 2.10 Compliance with Law.

(a) The Company is in compliance in all material respects with all applicable Laws (excluding Environmental Laws, which are the subject of Section 2.17), including but not limited to, federal, state, local and foreign statutes, laws, ordinances, rules, orders, regulations and other requirements pertaining to product labeling and food and consumer products safety. Seller, Ragus and the Company have not, during the three years prior to the date hereof received any written communication from any governmental entity or authority that alleges that the Company is, in any manner, not in compliance with applicable Laws (excluding Environmental Laws). None of Seller, Ragus or the Company is relying on any exemption from or deferral of any Law (excluding Environmental Laws), governmental order or governmental approval, consent, license, permit, waiver, certificate, registration or other authorization issued, granted, given, made available or otherwise required by any governmental entity or authority or pursuant to Law (excluding Environmental Laws) that would not be available to the Company after the Closing.

(b) Seller, Ragus and the Company have, in full force and effect, all material approvals, licenses, permits, authorizations and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating food safety) necessary to conduct the Business and own and operate the assets of the Company (“Governmental Authorizations”). Section 2.10(b) of the Seller Disclosure Letter sets forth a correct and complete list of such Governmental Authorizations and for each such Governmental Authorization, indicates whether it will not continue to be held by the Company after the Closing. The Company has conducted the Business in material compliance with the terms and conditions of such Governmental Authorizations.

Section 2.11 Employee Benefit Plans.

(a) Section 2.11(a) of the Seller Disclosure Letter sets forth with respect to any present or former employee, officer, independent contractor, consultant or director of the Company (collectively, “Covered Individuals”) (i) all employee benefit plans (as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) all material benefit programs or practices providing for benefits (including, but not limited to bonuses, incentive compensation, vacation pay, insurance, restricted stock, stock options, nonqualified deferred compensation, severance, change-in-control arrangements, employee discounts or passes, company cars, tuition reimbursement or any other benefit that is not an employee benefit plan within the meaning of ERISA §3(3)), in each case, maintained or contributed to by the Company and applicable to Covered Individuals (collectively, the “Company Plans”). As used in this Section 2.11, Company Plans shall include every such arrangement: (i) which the Company or Seller in connection with the Business, has committed to implement, establish, adopt or contribute to in the future and (ii) which is in the process of termination (but such term does not include any such arrangement that has been terminated and completely wound up prior to the date of this Agreement such that the Company has no present or potential financial liability with respect to such arrangement).

(b) With respect to the Company Plans, Seller has made available to Buyer true and accurate copies of (i) all plan documents or, with respect to incentive compensation and

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bonus plans covering employees of Seller, a plan summary, (ii) the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service (“IRS”), if any, (iii) for any Company Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”), the most recent favorable determination letter issued with respect to the Company Plan, if any and (iv) for the Holly Sugar Corporation California Union Employees Pension Plan and the Holly Sugar Corporation Grain Millers Pension Plan (collectively, the “Defined Benefit Plans”), a copy of the most recent actuarial report.

(c) All Company Plans and their related trusts (including any master trust) have been and are maintained both in form and in operation in material compliance with applicable requirements of ERISA, the Code, and all other federal and state statutes and regulations relating to such plans and trusts. The Company does not have any commitment or obligation to establish or adopt any new or additional Company Plans or to increase the benefits under any existing Company Plan. The Company is not the plan administrator of any of the Company Plans. All Company Plans are, for reporting and disclosure purposes, operated on a calendar year basis.

(d) No employee pension plan (within the meaning of Section 3(2) of ERISA) maintained by the Company or any entity that is required to be treated as a single employer together with the Company under Section 414 of the Code (“ERISA Affiliates”) which is subject to Section 412 of the Code has had any “accumulated funding deficiency” (as such term is defined in Section 412 of the Code), whether or not waived, as of the last day of the most recent plan year and, except as set forth in Section 2.11(d) of the Seller Disclosure Letter, no unsatisfied liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred with respect to any such plan for which the Company may be liable.

(e) Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received from the IRS a favorable determination that it is so qualified and, to the knowledge of Seller, there are no facts which would adversely affect the qualified status of any Company Plan.

(f) The Company does not participate in and has not within the past six (6) years participated in any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), and no withdrawal liability has been incurred by or asserted against the Company, or any of its ERISA Affiliates, with respect to any such plan other than a liability that has been fully satisfied.

(g) No Company Plan that is a deferred compensation plan subject to Section 409A of the Code has been materially modified (as defined under IRS Notice 2005-1) on or after October 3, 2004. In addition, the Company is not a party to any agreement or contract that requires the Company to pay any gross up payments for taxes as a result of the application of Section 409A of the Code.

(h) With respect to any arrangement of the type described in Section 2.11(a) above that would have been a Company Plan but for the fact that it is not an arrangement maintained or contributed to by the Company and is not applicable to Covered Individuals but with respect to which the Company is or may be financially liable either as a result of a direct

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sponsor’s affiliation to the Company (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the arrangement is not maintained by the Company for the benefit of Covered Individuals), or under any common law successor doctrine, express successor liability provisions of law, provisions of a collective bargaining agreement, labor or employment law or agreement with a predecessor employer, the representations made in (c) through (g) above are true.

(i) With respect to the Holly Sugar Corporation Grain Millers Pension Plan, no participants are accruing additional benefit service and no additional employees have become eligible to participate in the plan since at least January 1, 2004.

(j) No litigation is pending with regard to any Company Plan and no Company Plan is currently under examination or audit by the Department of Labor, the IRS or the PBGC.

(k) With respect to the Company Plans, (i) all contributions, premium payments and other payments required to be made as of the date of this Agreement in connection with the Company Plans have been made (including all payments for the Defined Benefit Plans for the 2004 plan year and earlier) and (ii) no contribution, premium payment or other payment has been made in support of any Company Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made.

Section 2.12 Labor and Employment Matters. Except as set forth in Section 2.12 of the Seller Disclosure Letter:

(a) There are no (i) collective bargaining agreements or other labor agreements relating to the Company or covering any employee to which the Company is a party or by which it is bound; (ii) unfair labor practice complaints against the Company, pending (or to the knowledge of Seller threatened) before the National Labor Relations Board or any state or local agency with respect to the operation of the Company; (iii) pending or threatened labor strikes or other material labor troubles affecting the Company; (iv) employment agreements or severance pay agreements entered into by the Company; or (v) labor grievances pending against the Company.

(b) To the knowledge of Seller, there are no organizing activities involving any non-union employees of the Company currently in progress.

(c) The employment relationship between the Company and each employee of the Company is at-will.

(d) The Company has at all times been in compliance, in all material respects, with all applicable Laws relating to employment and employment practices, including, but not limited to, those relating to the calculation and payment of wages, equal employment opportunity (including, but not limited to, Laws prohibiting discrimination and/or harassment on the basis of race, national origin, religion, gender, disability, age, workers’ compensation, or any other protected classification), affirmative action, and other hiring practices, occupational safety and health, immigration, workers’ compensation, unemployment, the payment of social security and other taxes, and unfair labor practices under the National Labor Relations Act.

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(e) There are no workers’ compensation claims pending against the Company, and to the knowledge of Seller, no facts exist that would give rise to such a claim.

(f) No key employee of the Company is subject to any secrecy, confidentiality, or noncompetition agreement or any other agreement or restriction of any kind that would impede in any material respect the ability of such employee to carry out fully all activities of such employee in furtherance of the Company’s business.

(g) As of the date of this Agreement, no current employee of the Company is on a short or long-term disability leave or leave of absence.

(h) To the knowledge of Seller, there are no complaints, controversies, lawsuits, or other proceedings pending against the Company brought on behalf of any applicant for employment, any employee, or any former employee, or classes of the foregoing, alleging breach of any express or implied contract of employment, or violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful, or tortious conduct in connection with the employment relationship or termination thereof.

(i) To the knowledge of Seller, there are no pending or threatened investigations, audits, complaints, or proceedings against the Company by or before any governmental entity, respecting or involving any applicant for employment, any employee, or any former employee, or any class of the foregoing, including, but not limited to: (i) the Equal Employment Opportunity Commission or any other corresponding state or local agency relating to any claim or charge concerning discrimination, (ii) the United States Department of Labor or any other corresponding state or local agency relating to any claim or charge concerning hours or wages, (iii) the Occupational Safety and Health Administration or any other corresponding state or local agency relating to any claim or charge concerning the safety and health of employees or any former employees and (iv) the Office of Federal Contract Compliance or any corresponding state agency.

(j) The Company is not delinquent in payments to any employee or any former employee for any wages, salaries, commissions, bonuses, or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees or former employees.

(k) Each employee of the Company hired after November 8, 1986, has completed and the Company has retained an Immigration and Naturalization Service form I-9 in accordance with the applicable rules and regulations. The Company does not have: (i) a non-immigrant employee whose status would terminate or otherwise be affected by the business transaction consummated under this Agreement or (ii) an alien who is authorized to work in the United States in non-immigrant status.

(l) All handbooks and material written policies and procedures relating to employment by the Company including, but not limited to, compensation, benefits, equal employment opportunity, and safety are listed and described in Section 2.12 of the Seller Disclosure Letter and true and correct copies of all such documents have been provided to Buyer.

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(m) A complete and accurate list of all employees of the Company as of the date of this Agreement are listed and described in Section 2.12 of the Seller Disclosure Letter.

(n) Except as set forth in Section 2.12(n) of the Seller Disclosure Letter, since the enactment of the Worker Adjustment and Retraining Notification (“WARN”) Act of 1988, the Company has not affected a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of a facility of the Company, or a “mass lay off” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of a facility of the Company; nor has the Company been affected by any transaction or engaged in lay offs or employment terminations sufficient to trigger the application of any similar state or local law, ordinance, or regulation. With respect to each plant closing identified in Section 2.12(n) of the Seller Disclosure Letter, all notices required to be provided under the WARN Act to any employees affected by such plant closing and to any other persons or entities were provided to such employees, persons or entities in compliance with the notice requirements of the WARN Act such that the Company has no liability or obligation arising under or in connection with the WARN Act.

Section 2.13 Taxes.

(a) Except as set forth in Section 2.13 of the Seller Disclosure Letter, with respect to the Company, (i) all returns, forms, statements, and information reports with respect to Taxes (as defined in Section 4.6(m)) (collectively, “Tax Returns”) required to be filed on or before the Closing Date have been timely filed in accordance with any applicable Laws, (ii) all Taxes shown to have become due under such Tax Returns, all of which were correct and complete in all respects, and all Taxes not shown on such Tax Returns which may become due up to and including the Closing Date, have been paid or accrued for on the balance sheets included in the Financial Statements, in accordance with GAAP and consistent with past practices and (iii) all Laws have been complied with relating to the withholding of Taxes and the payment thereof (including without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code) and timely and properly withheld from individual employee wages and paid over to the proper governmental or regulatory entity or authority all amounts required to be so withheld and paid over under applicable Law. Taxes of the Company that are not yet due and payable for periods up to and including the Closing Date have been or will be adequately accrued for on the balance sheets included in the Financial Statements, in accordance with GAAP and consistent with past practices.

(b) Except as set forth in Section 2.13 of the Seller Disclosure Letter, with respect to the Company, (i) there is no action, suit, proceeding, audit, written claim, asserted deficiency or assessment pending or proposed with respect to Taxes or with respect to any Tax Return that has not been resolved and paid in full, nor has there been any notice to the Company by any governmental or regulatory entity or authority regarding any such Tax, audit or other proceeding, or, to the knowledge of Seller or the Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or Tax Returns, (ii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return which remain in effect, nor is any request for such waiver or consent pending and (iii) there have been no requests for any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

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(c) With respect to the Company and to the knowledge of Seller, no claim has ever been made by a governmental or regulatory entity or authority in a jurisdiction where the Company has not filed a Tax Return that the Company is or may be subject to taxation in that jurisdiction, which claim has not been resolved.

(d) Section 2.13(d) of the Seller Disclosure Letter lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after September 30, 2002, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit.

(e) With respect to the Company, no payment has been made, there is no obligation to make any payment, nor is the Company a party to any agreement or contract that would result, separately or in the aggregate, in the payment of, or an obligation to pay, any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.

(f) The Company is not required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or Seller as a result of the Tax Reform Act of 1986 and neither Seller nor the Company has any knowledge that the IRS has proposed any such adjustment or change in accounting method.

(g) With respect to the Company, all transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code as it applied prior to repeal) or an underpayment of tax (within the meaning of Section 6662 of the Code) were reported by the Company in a manner for which there is substantial authority or were adequately disclosed on the Returns as required in accordance with Sections 6661(b)(2)(B) and 6662(d)(2)(B) of the Code.

(h) Neither the Company nor any subsidiary has been a United States real property holding corporation within the meaning in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) The Company has not filed any consent under former Section 341(f) of the Code concerning collapsible corporations.

(j) Neither the Company nor any subsidiary constitutes either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the purchase of the Shares.

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(k) Except as set forth in Section 2.13(k) of the Seller Disclosure Letter, there are no charges, claims, community property interests, easements, covenants, conditions, equitable interests, liens, options, pledges, security interests, rights of first refusal or restrictions of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership (“Encumbrances”) for Taxes upon any assets of the Company, except Encumbrances for Taxes not yet due.

(l) Neither the Company nor any subsidiary (i) has been a member of an affiliated group filing a consolidated Return (other than a group the common parent of which was the Seller) or (ii) has any liability for the Taxes of any person (other than the Company or any subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

(m) The Company has not engaged in any transaction that is subject to disclosure under present or former Treasury Regulations Sections 1.6011-4 or 1.6011-4T, as applicable.

(n) There is no contract, plan or arrangement, including this Agreement, by which any current or former employee of the Company or any of its subsidiaries would be entitled to receive any payment from the Company or from any of its subsidiaries as a result of the transactions contemplated by this Agreement that would not be deductible pursuant to Section 404 or 162(m) of the Code.

(o) None of the indebtedness of the Company constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code, and none of the interest on any such indebtedness will be disallowed as a deduction under any other provision of the Code.

(p) Except as set forth in Section 2.13(p) of the Seller Disclosure Letter, the Company has not been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Taxes potentially applicable as a result of such membership or holding has not expired.

Section 2.14 Title, Ownership and Related Matters.

(a) The real properties (collectively, the “Real Property”) owned by the Company and listed in Section 2.14 of the Seller Disclosure Letter constitute all of the real property owned, leased or occupied by the Company or used by the Company in the Business.

(b) Neither Seller nor the Company has received any notice of any zoning violation, or the existence of any condemnation proceeding with respect to any of the Real Property. Other than matters that are the subject of public record, Seller has no knowledge of: (i) improvements made or contemplated to be made by any governmental entity or authority, the costs of which are to be assessed as special Taxes or charges against any of the Real Property or (ii) any present assessments or any agreements or contracts providing for future assessments against any of the Real Property.

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(c) The Company has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties used or leased by it, wherever located, or shown in the latest balance sheet included in the Financial Statements or acquired after the date thereof and material to the conduct of the Business as a whole as presently conducted, free and clear of all Liens, except (i) as described in Section 2.14 of the Seller Disclosure Letter, (ii) for Permitted Liens, (iii) for properties and assets disposed of in the ordinary course of business since the date of the latest balance sheet included in the Financial Statements and (iv) for Liens that do not and would not materially interfere with the use of such assets in connection with the Business as presently conducted, none of which is a Lien for borrowed money. For purposes of the preceding sentence, the Company shall be considered to have “good and marketable” title to the Real Property if title to such Real Property is marketable for the use of the affected Real Property in the Business as conducted immediately prior to Closing.

(d) Except as set forth in Section 2.14 of the Seller Disclosure Letter, since September 30, 2000 the Company has not sold, transferred or conveyed any business, whether through a sale of assets or the sale of equity or other ownership interests, or any real property.

Section 2.15 Certain Contracts and Arrangements. Except as set forth in Section 2.15 of the Seller Disclosure Letter and except for sales and purchase orders entered into in the ordinary course of business since June 30, 2005, as of the date of this Agreement, the Company is not a party to any written:

(a) employment, agency, collective bargaining or consulting contract;

(b) contract with any (A) shareholder, officer or director of the Company, (B) member of the immediate family of any shareholder, officer or director of the Company or (C) entity in which any of the persons described in clause (A) or (B) owns any beneficial interest (other than less than one percent of the outstanding shares of capital stock of any corporation whose stock is listed on a national securities exchange or publicly traded on The NASDAQ National Market) (“Insider”);

(c) distributor, reseller, OEM, dealer, manufacturer’s representative, broker, sales agency, advertising agency, finder’s manufacturing or assembly contract in excess of $50,000;

(d) franchise agreement in excess of $50,000;

(e) contract or group of related contracts with the same party for the purchase of products or services with an undelivered balance in excess of $50,000;

(f) contract or group of related contracts with the same party for the sale of products or services with an undelivered balance in excess of $50,000;

(g) lease of real or personal property with aggregate annual payments in excess of $50,000;

(h) contract for the sale of any capital assets in excess of $50,000;

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(i) contract for capital expenditures in excess of $50,000;

(j) indenture, mortgage, note, installment obligation, surety bond, letter of credit, agreement or other instrument relating to the borrowing of money by the Company (other than intercompany accounts which shall be governed by Section 1.10), or the guaranty by the Company of any obligation for the borrowing of money;

(k) warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business;

(l) contract concerning a partnership or joint venture;

(m) contract providing for the development of any products, software or intellectual property rights or the delivery of any services by, for or with any third party in excess of $50,000;

(n) contract containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit the Company from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

(o) material contract pertaining to confidentiality or non-disclosure;

(p) capital lease in excess of $50,000;

(q) contract terminable by any other party upon a change of control of the Company or upon the failure of the Company to satisfy financial or performance criteria specified in such contract in excess of $50,000;

(r) stock purchase, stock option and stock incentive plan (other than Company Plans);

(s) material power of attorney that is currently in effect;

(t) any other contract of the Company not entered into in the ordinary course of business or that is material to the business, financial condition, results of operations or prospects of the Company in excess of $50,000; or

(u) other agreement or any enforceable oral agreement, which individually involves the receipt or payment after the date of this Agreement of more than $100,000 on an annual basis.

Except as set forth in Section 2.15 of the Seller Disclosure Letter, all such agreements are valid, binding and enforceable obligations of the Company in accordance with their terms and, to the knowledge of Seller, neither the Company nor any other party thereto is in default under any of the aforesaid agreements, other than such defaults, if any, which would not, individually or in the aggregate, have a Seller Material Adverse Effect.

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Section 2.16 Intellectual Property.

(a) “Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, divisionals, continuations-in-part, corrections, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names and Internet domain names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all computer software (including source code, executable code, data, databases and related documentation), (vi) all material advertising and promotional materials, (vii) all other proprietary rights and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

(b) Section 2.16(b) of the Seller Disclosure Letter sets forth a true and complete list of all Intellectual Property owned by the Company (“Company Owned Intellectual Property”) that is either registered or subject to application for registration.

(c) Section 2.16(c) of the Seller Disclosure Letter identifies each material item of Intellectual Property owned by an entity other than the Company that the Company uses pursuant to a license, sublicense or other agreement (except for shrink-wrap software licenses) between the Company and such entity (“Company Licensed Intellectual Property”).

(d) Except as set forth in Section 2.16(d) of the Seller Disclosure Letter, the Company Owned Intellectual Property and the Company Licensed Intellectual Property (collectively, the “Company Intellectual Property”), along with the Assets to be assigned from Ragus to Buyer pursuant to this Agreement and the Assignment and Assumption Agreement between Ragus and the Company, in substantially the form attached as Exhibit D (the “Assignment Agreement”), constitute all of the Intellectual Property necessary for the conduct of the Business as now conducted.

(e) Except as set forth in Section 2.16(e) of the Seller Disclosure Letter, the Company owns and possesses all right, title and interest in and to the Company Owned Intellectual Property free and clear of any Lien (except for Permitted Liens) and has not granted any material license, sublicense, agreement or other permission to any other entity with respect to any Company Owned Intellectual Property.

(f) Except as set forth in Section 2.16(f) of the Seller Disclosure Letter, Ragus owns and possesses all right, title and interest in and to the Assets free and clear of any Lien and has not granted any material license, sublicense, agreement or other permission to any entity other than the Company with respect to the Assets.

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(g) None of Seller, Ragus or the Company has received any notice of, nor to the knowledge of Seller are there any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the Company Owned Intellectual Property or the Assets. No claim by any third party contesting the validity of any Company Owned Intellectual Property or the Assets has been made, is currently outstanding or, to the knowledge of Seller, is threatened. None of Seller, Ragus or the Company has received any notice of any infringement, misappropriation or violation by Seller, Ragus or the Company of the Intellectual Property of any third party in connection with the conduct of the Business, and, to the knowledge of Seller, none of Seller, Ragus or the Company has infringed, misappropriated or otherwise violated the Intellectual Property of any third party in connection with the conduct of the Business. To Seller’s knowledge, none of the Company Owned Intellectual Property or the Assets is invalid or unenforceable.

Section 2.17 Environmental. Except as set forth in Section 2.17 of the Seller Disclosure Letter:

(a) The Company is currently, and has been operated, in compliance, in all material respects, with all Environmental Laws, which compliance includes, without limitation, obtaining and complying with all permits, licenses, authorizations and approvals (“Environmental Authorizations”) necessary to conduct the Business, a complete and correct list of which is set forth in Section 2.10(b) of the Seller Disclosure Letter. To Seller’s knowledge, there has been no past Remedial Action or non-compliance with Environmental Law at any Property which would result in the Company incurring any liability under Environmental Law. The Company has filed all material reports and notifications required to be filed under applicable Environmental Law.

(b) There is no outstanding, or to Seller’s knowledge threatened, notice of violation, order, demand, allegation, citation, directive, summons, complaint, fine, penalty or claim arising under any Environmental Law against the Company. The Company has not received written notice of any claim or proceeding (including but not limited to any third-party claim, contribution action, administrative proceeding or information request) relating to any Environmental Law or alleging that the Company or the Property is in violation of, or has potential liability under, any Environmental Law.

(c) The Company is not subject to any material (individually or in the aggregate) outstanding, or to Seller’s knowledge threatened, written orders or material contracts or claims with any governmental entity or other person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of Hazardous Materials.

(d) The Company has not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law and the Company has not entered into or been subject to any consent decree, compliance order or other administrative order with respect to any Environmental Laws.

(e) There are no underground storage tanks currently owned, operated or located on any Property that is currently owned by the Company and, to Seller’s knowledge, there are no underground storage tanks currently owned, operated or located on any Property.

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All above ground tanks at any Property are in compliance with Environmental Laws. There are no PCBs located on, in or upon any Property. Buyer hereby acknowledges that asbestos and asbestos containing material may be located on, in or upon the Property.

(f) Except as set forth in Section 2.17(f) of the Seller Disclosure Letter, neither the Company nor Seller maintains any reserves for any liability of the Company under Environmental Law, and, to Seller’s knowledge, the Company does not have any liability under Environmental Law for any predecessor companies or properties owned or operated by any predecessor companies.

(g) To Seller’s knowledge, neither the Company nor any other person or entity for whose conduct the Company is or may be held responsible, has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials, or any solid wastes at any Property, except in compliance, in all material respects, with all applicable Environmental Laws. No Property that is currently owned by the Company is listed on the National Priorities List and, to Seller’s knowledge, no Property is listed on the National Priorities List. No part of the Property has, to Seller’s knowledge, been used, nor is it now being used, (i) as a landfill, dump, or other disposal, storage, transfer or handling area of Hazardous Materials or (ii) for the dispensing of gasoline or other petroleum fuels. Seller has no knowledge of the Release or threatened Release of any Hazardous Materials at or in the vicinity of any Property in such quantities or concentrations that it would constitute a material violation of Environmental Law or require remediation thereunder.

For purposes of this Agreement:

(A) “Environmental Law” means any currently applicable Law regulating or prohibiting Releases into any part of the natural environment, or pertaining to the protection of natural resources, the environment and public and employee health and safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) (“OSHA”) and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such Laws have been and may be amended or supplemented through the date of this Agreement;

(B) “Hazardous Materials” shall mean any dangerous, toxic or hazardous pollutant, contaminate, chemical, waste, material, substance or petroleum product as defined or regulated under any Environmental Law;

(C) “Property” means any real property currently or previously owned, leased or operated by the Company;

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(D) “Release” means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, or into or out of any property owned, operated or leased by the applicable party; and

(E) “Remedial Action” means all actions, including, without limitation, any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (I) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (II) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Materials so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (III) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (IV) bring the applicable party into compliance with any Environmental Law.

Section 2.18 Insurance.

(a) Section 2.18(a) of the Seller Disclosure Letter sets forth a list and brief description of all policies of insurance maintained, owned or held by Seller, the Company or any of their affiliates on the date of this Agreement with respect to the Company.

(b) Seller shall keep or cause such insurance or comparable insurance to be kept in full force and effect through the Closing Date. Seller has complied in all material respects with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner.

(c) Section 2.18(c) of the Seller Disclosure Letter lists by year for the current policy year and each of the two preceding policy years a summary of the loss experience under each policy involving any claim in excess of $25,000, setting forth (i) the name of the claimant, (ii) a description of the policy by insurer, type of insurance and period of coverage and (iii) the amount and a brief description of the claim. Section 2.18(c) of the Seller Disclosure Letter also describes the loss experience for all claims in excess of $25,000 that were self-insured, including the aggregate cost of such claims.

Section 2.19 Inventory. Subject to any reserve for inventory on the face of the balance sheet included in the Interim Financial Statements, the inventory of raw materials, work in process, supplies and finished goods of the Company consists of items of a quality and quantity usable and, with respect to finished goods only, salable, in each case, in the ordinary course of business. The Company has prepared, manufactured, had manufactured for it and sold all products (a) currently being sold, manufactured or distributed (“Current Products”) or (b) developed, manufactured, sold or distributed since December 31, 2001 that are not currently being sold, manufactured or distributed (“Past Products” and, together with Current Products, “Products”) (including Products in process and in inventory on the Closing Date) in full compliance with the United States Food, Drug and Cosmetic Act, as amended, and all rules and regulations promulgated thereunder and all applicable federal, state and municipal laws and regulations governing the purity of food sold for human consumption (the “Food Laws”). All of

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the Current Products satisfy, and all of the Past Products satisfied, all federal and state nutritional labeling requirements, including all regulations under the Food Laws and all other such laws and regulations. All ingredients used in the Current Products conform, and all of the ingredients used in the Past Products conformed, to the requirements of the Food Laws and all other such laws and regulations. All of the (i) Current Products in process or in inventory on the Closing Date are not and (ii) Products manufactured or packaged by or for any of the Companies at the time of delivery thereof to the customers of the Business were not, “adulterated” or “misbranded” within the meaning of the Food Laws and regulations, nor did any such Products constitute an article prohibited from introduction into interstate commerce under the Food Laws at the time of such delivery. The Company has on hand or has ordered and expects timely delivery of such quantities of raw materials and supplies and has on hand such quantities of work in process and finished goods as are reasonably required (and are not in excess) to fill current orders on hand in a timely manner and to maintain the manufacture and shipment of products at its normal level of operations.

Section 2.20 Accounts Receivable. All accounts receivable of the Company are reflected properly on its books and records, are valid, have arisen from bona fide transactions in the ordinary course of business and are subject to no setoff or counterclaim. Except as disclosed in the accounts receivable aging report attached to Section 2.20 of the Seller Disclosure Letter, none of such accounts receivable is outstanding 60 days beyond the date of the aging report. The accounts receivable reserves on the face of the September 30, 2004 balance sheet included in the Financial Statements have been established in accordance with GAAP consistently applied in order to adequately cover accounts receivable in existence as of the date of such balance sheet that are not collectible in accordance with their terms.

Section 2.21 Books and Records. The books of account of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether the Company is subject to that section). Each transaction is properly and accurately recorded in all material respects on the books and records of the Company, and each document upon which entries in the Company’s books and records are based is complete and accurate in all material respects. The Company maintains a system of internal accounting controls adequate to insure that it maintains no off-the-books accounts and that its assets are used only in accordance with its management directives. The minute books and stock or equity records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects. The minute books of the Company contain accurate records of all meetings held and actions taken since 1985 by the holders of stock or equity interests, the board of directors and committees of the board of directors of the Company, and no meeting of any such holders, board of directors or committees has been held since 1985 for which minutes are not contained in such minute books. At the Closing, all such books and records will be in the possession of the Company.

Section 2.22 Brokers; Finders and Fees. Neither Seller nor the Company has employed any investment banker, broker or finder or incurred or will incur any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated by this Agreement.

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Section 2.23 Affiliate Transactions. No Insider has any contract with the Company (other than employment not represented by a written contract and terminable at will), any loan to or from the Company (other than travel advances to employees in the ordinary course of business and intercompany accounts) or any interest in any assets (whether real, personal or mixed, tangible or intangible) used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). To the knowledge of Seller, no Insider has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person from whom or to whom the Company leases any property, or in any other person with whom the Company otherwise transacts business of any nature. Section 2.23 of the Seller Disclosure Letter lists all transactions between the Company and each Insider for each of the last three fiscal years and since the last fiscal year end.

Section 2.24 Availability of Documents. Seller has delivered or made available to Buyer correct and complete copies of the items referred to in the Seller Disclosure Letter or in this Agreement (and in the case of any items not in written form, a written description thereof).

Section 2.25 Mendota Facility Fuel Costs. Seller has contracted for the amount of fuel reasonably necessary for the operation of the Mendota Facility consistent with past practice from the Closing until the end of the fall 2005 processing campaign at a price not to exceed $8/MMBTU.

Section 2.26 Capital Expenditure Schedules. Seller has delivered to Buyer (a) the capital expenditure schedule for the Brawley Facility for the period September 1, 2005 through August 31, 2006, which schedule sets forth in reasonable detail all capital expenditures that are (i) subject to binding purchase orders or (ii) have been determined by Seller to be necessary or prudent to operate the Brawley Facility in accordance with past practices during such period of time and (b) a schedule setting forth the capital expenditures that are subject to binding purchase orders for the operation of the Mendota Facility for the period September 1, 2005 through August 31, 2006, which binding purchase orders have been determined by Seller to be necessary or prudent to operate the Mendota Facility in accordance with past practices during such period of time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in a letter to be delivered by Buyer to Seller concurrently with this Agreement (the “Buyer Disclosure Letter”), Buyer represents and warrants to Seller as follows:

Section 3.1 Organization; Etc. Buyer (a) is a cooperative association duly organized, validly existing and in good standing under the laws of the State of Minnesota, (b) has all requisite corporate power and authority and all authorizations, licenses, permits and certifications to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, and (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be so organized,

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existing and in good standing, to have such power or authority or to be so qualified would not, individually or in the aggregate, have a Buyer Material Adverse Effect (as defined below). As used in this Agreement, the term “Buyer Material Adverse Effect” shall mean an event, change or circumstance which would adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 3.2 Authority Relative to this Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and such Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements have been duly and validly authorized by all requisite corporate action on the part of Buyer. This Agreement has been and each Ancillary Agreement to which Buyer is a party will, as of Closing, have been duly and validly executed and delivered by Buyer, and assuming this Agreement and each such Ancillary Agreement has been duly authorized, executed and delivered by Seller and the other parties thereto, constitutes or will constitute, as applicable, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) enforcement of this Agreement and the Ancillary Agreements, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.3 Consents and Approvals; No Violations. Except for applicable requirements of the HSR Act or as set forth in Section 3.3 of the Buyer Disclosure Letter, neither the execution and delivery of this Agreement or any Ancillary Agreement by Buyer nor the consummation by Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Buyer, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or the loss of a benefit) under, or require any consent under or result in the creation of any Lien under any note, bond, mortgage, deed of trust, indenture, lease, license, commitment, contract, agreement or other instrument, obligation or arrangement to which Buyer or any of its affiliates is a party or by which any of them or any of their respective properties or assets may be bound or affected, (c) violate or conflict with any Laws applicable to Buyer or any of its affiliates or any of their respective properties or assets, or (d) require any notice to, filing with, or the obtaining of any permit, authorization, consent or approval of or any action by, any governmental or regulatory authority, domestic or foreign, except in the case of clauses (b), (c) and (d) of this Section 3.3 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which, individually or in the aggregate, would not have a Buyer Material Adverse Effect, or which become applicable as a result of the business or activities in which Seller is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Seller.

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Section 3.4 Acquisition of Shares for Investment. Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Shares. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, and any applicable state securities laws, except under an exemption from such registration under such Act and such laws.

Section 3.5 Availability of Funds. Buyer (1) currently has sufficient immediately available funds in cash or cash equivalents and will at the Closing have sufficient immediately available funds, in cash, or (2) has sufficient binding commitment letters from financing sources, which have been provided to Seller prior to the date of this Agreement, to pay the Purchase Price, to provide the Company with sufficient working capital and to pay any other amounts payable under this Agreement and to effect the transactions contemplated by this Agreement, all without any third-party consent or approval required other than the Buyer Lender Approvals (as defined in Section 4.3(a)).

Section 3.6 Litigation. There is no claim, action, suit, proceeding or, to the knowledge of Buyer, governmental investigation pending or, to the knowledge of Buyer, threatened against Buyer or any of its affiliates by or before any court or governmental or regulatory authority which, individually or in the aggregate, would have a Buyer Material Adverse Effect.

Section 3.7 Investigation by Buyer; Seller’s Liability. Buyer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and acknowledges that Buyer has been provided access to the personnel, properties, premises and records of the Company for such purpose. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer: (a) acknowledges that none of Seller, the Company or any of their respective directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its directors, officers, employees, affiliates, controlling persons, agents or representatives; and (b) agrees, to the fullest extent permitted by law, that none of Seller, the Company or any of their respective directors, officers, employees, shareholders, affiliates, controlling persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to Buyer or its directors, officers, employees, affiliates, controlling persons, agents or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) resulting from the distribution to Buyer, or Buyer’s use of, any information, document, or material provided or made available, or statements made, to Buyer (including its directors, officers, employees, affiliates, controlling persons, advisors, agents or representatives) in any “data rooms,” management presentations or supplemental due diligence information provided to Buyer (including its directors, officers, employees, affiliates, controlling persons, advisors, agents or representatives) in connection with discussions or access to management of the Company or in any other form in expectation of the transactions contemplated by this Agreement, except that the foregoing limitations shall not affect the rights of Buyer to pursue any rights it may have against Seller under this Agreement.

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Section 3.8 Brokers; Finders and Fees. Except for ING Capital LLC, with respect to which Buyer shall be solely responsible for any fees payable as a result of the consummation of the transactions contemplated by this Agreement, neither Buyer nor any of its affiliates has employed any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS OF THE PARTIES

Section 4.1 Conduct of Business. During the period from the date of this Agreement to and including the Closing Date, except as otherwise contemplated by this Agreement or the transactions contemplated by this Agreement or consented to by Buyer in writing, Seller shall cause the Company:

(a) to conduct its business and operations in the ordinary course consistent with past practice and in accordance with all applicable Laws;

(b) use its commercially reasonable efforts to preserve its business organization and goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it;

(c) subject to applicable Laws, confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations as reasonably requested by Buyer; and

(d) not to:

(i) sell, lease, license or dispose of any interest in any of its material properties or assets;

(ii) amend or modify any contract required to be disclosed in Section 2.15 of the Seller Disclosure Letter or enter into any contract that would have been a contract required to be disclosed in Section 2.15 of the Seller Disclosure Letter if such contract had been in effect on the date of this Agreement except that the Company may enter into contracts with vendors or customers in the ordinary course of business consistent with past practice;

(iii) sell any USDA allocation or environmental credit;

(iv) not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by Seller in this Agreement untrue in any material respect at the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty, including any actions referred to in Section 2.8;

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(v) use selling efforts materially different than in the ordinary course of business consistent with past practice that would have the effect of accelerating sales prior to the time reasonably expected, through offering of discounts, shipment of goods prior to anticipated shipping dates or otherwise;

(vi) make any loans, advances (other than advances to Seller in the ordinary course of business and consistent with past practice and only so long as any such advance is taken into account in the calculation of Working Capital in accordance with Section 1.11) or capital contributions to, or investments in, any other person;

(vii) terminate or amend any contract required to be disclosed in Section 2.15 of the Seller Disclosure Letter other than in the ordinary course of business consistent with past practice;

(viii) enter into any contract or agreement that would have been required to be disclosed in Section 2.15 of the Seller Disclosure Letter if such contract or agreement had been in effect on the date of this Agreement other than customer contracts, product purchase agreements or renewals of existing agreements or otherwise in the ordinary course of business consistent with past practice;

(ix) enter into any employment agreement with any employee or increase in any manner the compensation of any Covered Individual, except for such increases as are granted in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases);

(x) adopt, grant, extend or increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such Covered Individual, except increases required by any applicable Law and except increases in the ordinary course of business consistent with past practice;

(xi) make any change in any of its present accounting methods and practices, except as required by changes in GAAP;

(xii) incur any indebtedness for borrowed money other than from Seller, issue any debt securities or assume, guarantee or endorse the obligations of any other persons other than in the ordinary course of business;

(xiii) cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect; or

(xiv) with respect to Taxes, except as set forth in Section 4.1(d)(xiv) of the Seller Disclosure Letter and except for actions which if taken would not adversely affect the Company with respect to Taxes of the Company after the Closing Date: (A) make or rescind any express or deemed election or take any other discretionary

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position without the consent of Buyer (which consent will not be unreasonably withheld or delayed), (B) amend any return, (C) settle or compromise any Litigation or (D) change any of its methods of reporting income or deductions for federal or state income Tax purposes from those employed in the preparation of the last filed federal or state income Tax returns.

Section 4.2 Access to Information; Confidentiality

(a) From the date of this Agreement to the Closing, Seller will cause the Company to (i) give Buyer and its authorized representatives reasonable access to all books, business and financial records, personnel, technology, processes, business plans, budgets and projections, offices and other facilities and properties of the Company and its accountants, (ii) allow Buyer reasonable access to the Real Property for purposes of conducting Phase I or Phase II environmental site assessments, environmental compliance reviews or other environmental inspections, reviews, tests or analyses, provided that Buyer shall not undertake any intrusive environmental sampling without Seller’s prior consent, which consent shall not be unreasonably withheld, (iii) permit Buyer to make such copies and inspections thereof as Buyer may reasonably request, and (iv) cause the Company’s officers, as applicable, to furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Company as Buyer may from time to time reasonably request; provided, however, that any such access shall be conducted at Buyer’s risk and expense, at a reasonable time, under the supervision of Seller or the Company’s personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated by this Agreement and not to interfere unreasonably with the operation of the businesses of Seller or the Company. Notwithstanding the foregoing, Buyer shall not undertake any “intrusive” environmental investigations (i.e., investigations involving boring or drilling upon the Property, soil testing or water or groundwater testing, or activities of a similar nature) without Seller’s consent, such consent not to be unreasonably withheld based upon good cause as evidenced by a “Phase I” environmental site assessment prepared by a reputable, licensed, professional environmental consultant reasonably satisfactory to Seller. If consent is granted, such testing or other activities shall be conducted only in accordance with procedures submitted in writing to Seller and approved by Seller in advance, which approval will not be unreasonably withheld or delayed. Further, other than as required to conduct a “Phase I” environmental site assessment, Buyer shall not prior to Closing contact any governmental agency or instrumentality to disclose or discuss any information regarding the Property without Seller’s prior consent, such consent not to be unreasonably withheld. Buyer shall notify Seller in advance of any environmental investigations with respect to the Property and afford Seller an opportunity to be present at the time of any such investigation. Prior to Closing, Buyer shall hold confidential all information it generates or receives with respect to the Property and shall not disclose such information to any third party except on a reasonable “need to know” basis.

Notwithstanding anything in this Section 4.2 to the contrary, Seller shall not be required to provide, or to cause the Company to provide, any information under this Section 4.2(a) that is competitively sensitive and which could be reasonably expected to be used as evidence of a violation under federal, state or foreign anti-trust laws, subject to attorney-client privilege or subject to a confidentiality agreement with a third party (such information, “Privileged Information”); provided, however, that with respect to any information that Seller claims is

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Privileged Information (i) Seller agrees to provide to Buyer a brief description of the subject matter of the Privileged Information and (ii) Seller and Buyer agree to cooperate with each other and to enter into arrangements reasonably acceptable to each party to provide as much detail concerning the Privileged Information as possible while still protecting the privileged and confidential nature of such Privileged Information.

(b) All such information and access provided or granted pursuant to Section 4.2(a) shall be subject to the terms and conditions of the letter agreement (the “Confidentiality Agreement”), between Buyer and Seller, dated April 4, 2005. The Confidentiality Agreement will terminate effective as of the Closing.

Section 4.3 Consents; Cooperation.

(a) Each of Seller and Buyer shall cooperate, and use its commercially reasonable efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement, including, without limitation, any approvals of the United States Department of Agriculture (“USDA”) regarding the transfer of the marketing allocations; provided, however, that, notwithstanding the foregoing, (i) the actions of Seller and Buyer with respect to filings, approvals and other matters pursuant to the HSR Act and any local, state, federal (other than the HSR Act) or foreign antitrust statute, antitrust law, antitrust regulation or antitrust rule applicable to Seller, the Company or Buyer (“Other Antitrust Regulations”) shall be governed by subsections (b), (c), (d) and (e) of this Section 4.3, (ii) Seller will obtain, or will cause the Company to obtain, all licenses, permits, consents, approvals, authorizations, qualifications and orders required for the consummation of the transactions contemplated by this Agreement listed on Exhibit E (the “Closing Condition Consents”); (iii) Seller will use its best efforts to obtain all consents and approvals required from its lenders in connection with the transactions contemplated by this Agreement, all of which consents and approvals are listed on Exhibit F (the “Seller Lender Approvals”) and (iv) Buyer will use its best efforts to obtain all consents and approvals required from its lenders in connection with the transactions contemplated by this Agreement, all of which consents and approvals are listed on Exhibit G (the “Buyer Lender Approvals”). Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought under this Agreement and which Buyer is reasonably able to provide.

(b) Seller and Buyer shall file with (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection with such notification and report form pursuant to the HSR Act and (ii) any other applicable governmental or regulatory entity, all filings, reports, information and documentation required for the consummation of the transactions contemplated by this Agreement pursuant to the Other Antitrust Regulations. Each of Seller and Buyer shall furnish to each other’s counsel such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and Other Antitrust Regulations. Each of Seller and Buyer shall consult with each other as to the appropriate time of making such filings and submissions and shall use commercially reasonable efforts to make such filings and submissions at the agreed upon time.

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(c) Each of Seller and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other governmental or regulatory entities and shall comply promptly with any such inquiry or request.

(d) Buyer and Seller shall, and Seller shall cause the Company to, use commercially reasonable efforts to obtain an early termination of the applicable waiting period under the HSR Act and Other Antitrust Regulations; provided, that Buyer will not be required to dispose of, hold separately or make any change in, any portion of its business or assets (or the business or assets of the Company) or incur any other material burden.

(e) With respect to any agreements for which any required consent or approval is not obtained prior to Closing (other than a Closing Condition Consent which Seller shall obtain or cause to be obtained prior to Closing), Seller and Buyer will each use its commercially reasonable efforts to obtain any such consent or approval after the Closing Date until such consent or approval has been obtained and Seller will provide Buyer or the Company with the same benefits arising under such agreements, including performance by Seller as agent, if legally and commercially feasible, provided that Buyer will provide or cause the Company to provide Seller with such access to the premises, books and records and personnel as is necessary to enable Seller to perform its obligations under such agreements and Buyer and the Company shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Buyer or the Company would have been responsible therefor if such consent or approval had been obtained.

Section 4.4 Commercially Reasonable Efforts. Each of Seller and Buyer shall cooperate, and use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement.

Section 4.5 Public Announcements. Prior to the Closing, except as otherwise agreed to by the parties, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated by this Agreement, except as in the reasonable judgment of the party may be required by Law or in connection with its obligations as a publicly held, exchange-listed or Nasdaq-quoted company, in which case the parties will use commercially reasonable efforts to reach mutual agreement as to the language of any such report, statement or press release. Upon the Closing, Seller and Buyer will consult with each other with respect to the issuance of a joint report, statement or press release with respect to this Agreement and the transactions contemplated by this Agreement.

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Section 4.6 Tax Matters.

(a) Tax Treatment.

(i) Section 338 Election. Seller and Buyer hereby agree that an election under Section 338 of the Code (or any similar provision of the law of any country or taxing jurisdiction) will not be made with respect to the sale of the Shares under this Agreement.

(ii) Purchase Price Allocation. The parties agree that $100,000 of the Purchase Price is allocable to the Assets being transferred hereunder and covenant that they will so allocate and report the Purchase Price for all Tax purposes.

(b) Indemnification.

(i) Seller’s Indemnification of Buyer. Seller shall indemnify Buyer from, against and in respect of any Taxes (as defined in Section 4.6(m)) imposed on the Company with respect to any taxable period, or portion thereof, ending on or before the Closing Date. Seller shall indemnify Buyer from, against and in respect of any Taxes (as defined in Section 4.6(m)) which may be imposed on the Company because of the matters listed at Section 2.13(a) of the Seller Disclosure Letter. Seller shall indemnify Buyer for any liability of the Company for Taxes of any person other than the Company, (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) and (B) as a result of an express or implied obligation to indemnify any other person pursuant to contract or otherwise, provided, however, in each case such Taxes are attributable to a taxable period ending on or before the Closing Date. Seller shall indemnify Buyer from, against and in respect to any Transfer Taxes for which Seller is liable under Section 4.6(g).

(ii) Buyer’s Indemnification of Seller. Buyer shall indemnify Seller from, against and in respect of any liability of Seller or its subsidiaries for any Taxes imposed on the Company with respect to any taxable period, or portion thereof, beginning on or after the Closing Date, except for liability arising under Section 4.6(b)(i). Buyer shall indemnify Seller from, against and in respect to any Transfer Taxes for which Buyer is liable under Section 4.6(g).

(c) Computation of Tax Liabilities.

(i) Proration of Taxes and Earnings and Profits. To the extent permitted by law or administrative practice, the taxable years of the Company shall end on and include the Closing Date. Whenever it is necessary to determine the liability for Taxes, or the earnings and profits, of the Company for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes or the earnings and profits for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended on and including the Closing Date, except that exemptions, allowances, deductions or other Tax Items that are calculated on an annual basis shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date.

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(ii) Consolidated Basis. Whenever it is necessary to determine the liability of the Company for Taxes, such liability shall be computed taking into account the fact the Company was a member of Seller’s consolidated, affiliated, combined or unitary group for Tax purposes.

(d) Tax Sharing Agreements. All tax sharing agreements or similar agreements to which the Company is a party will terminate on or prior to the Closing Date, and the Company will not have any liabilities under, or otherwise be bound by, such agreements after the Closing Date.

(e) Tax Returns.

(i) Seller shall prepare, or cause to be prepared, and file or cause to be filed when due Tax Returns with respect to the Company for any taxable period, or portion thereof, ending on or before the Closing Date which are required or permitted by law or administrative practice to be filed with respect to a taxable period, or portion thereof, ending on or before the Closing Date, and will provide Buyer, for Buyer’s review and comment, with a copy of such applicable final draft federal income and state income Tax Returns (excluding payroll taxes) and necessary supporting schedules with respect to the Company at least five days before filing such Tax Returns. If (x) Buyer objects to a position taken on any such draft Tax Return and accompanies such objection with a written opinion of a nationally recognized law firm or accounting firm concluding that the position taken on such Tax Return is not more likely than not to prevail if challenged, (y) Buyer notifies Seller of such objection within three days of receiving such draft Tax Return from Seller, and (z) Buyer and Seller cannot reach agreement on how to report such disputed position on such Tax Return, then the position that is to be taken on the final Tax Return shall be resolved in accordance with Section 4.6(i). If a resolution cannot be made pursuant to Section 4.6(i) prior to the due date of such Tax Return, Seller shall seek an extension to file such Tax Return. If an extension is not available, Seller shall file such Tax Return reporting the disputed issue consistent with Seller’s position and Seller shall agree to file an amended return if the resolution process of Section 4.6(i) determines that a position different from that taken on the filed Tax Return should have been taken.

(ii) Buyer shall prepare, or cause to be prepared, and file or cause to be filed when due all other Tax Returns with respect to the Company required to be filed with respect to a taxable period, or portion thereof, ending after the Closing Date, and, with respect to Tax Returns on which the Company takes a position which would have an adverse effect on the Company for a taxable period ending on or before the Closing Date (unless the Seller provides advance consent (which consent will not be unreasonably withheld or delayed) to the taking of such position), will provide Seller, for Seller’s review and comment, with a copy of such applicable final draft federal income and state income Tax Returns (excluding payroll taxes) and necessary supporting schedules with respect to the Company at least five days before filing such Tax Returns. If (x) Seller objects to a position taken on any such draft Tax Return and accompanies such objection with a written opinion of a nationally recognized law firm or accounting firm concluding that the position taken on such Tax Return is not more likely than not to prevail if

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challenged, (y) Seller notifies Buyer of such objection within three days of receiving such draft Tax Return from Buyer, and (z) Buyer and Seller cannot reach agreement on how to report such disputed position on such Tax Return, then the position that is to be taken on the final Tax Return shall be resolved in accordance with Section 4.6(i). If a resolution cannot be made pursuant to Section 4.6(i) prior to the due date of such Tax Return, Buyer shall seek an extension to file such Tax Return. If an extension is not available, Buyer shall file such Tax Return reporting the disputed issue consistent with Buyer’s position and Buyer shall agree to file an amended return if the resolution process of Section 4.6(i) determines that a position different from that taken on the filed Tax Return should have been taken.

(iii) If either Buyer or Seller may be liable for any material portion of the Tax payable in connection with any Tax Return to be filed by the other, the party responsible under this Agreement for filing such Tax Return (the “Preparer”) shall prepare and deliver to the other party (the “Payor”) a copy of such Tax Return and any schedules, work papers and other documentation then available that are relevant to the preparation of the portion of such return for which the Payor is or may be liable under this Agreement not later than 20 days before the Due Date (as defined in Section 4.6(a)). The Preparer shall not file such return until the earlier of either the receipt of written notice from the Payor indicating the Payor’s consent thereto, or the Due Date.

The Payor shall have the option of providing to the Preparer, at any time at least 15 days prior to the Due Date, written instructions as to how the Payor wants any, or all of the Tax Items for which it may be liable to be reflected on such Tax Return. The Preparer shall, in preparing such Tax Return, cause the items for which the Payor is liable under this Agreement to be reflected in accordance with the Payor’s instructions (unless, in the opinion of a partner of a nationally recognized law firm retained by the Preparer, complying with the Payor’s instructions is not in compliance with applicable Tax law or would likely subject the Preparer to any criminal penalty or to civil penalties under Sections 6662 through 6664 of the Code or similar provisions of applicable state, local or foreign laws) and, in the absence of Preparer having received such instructions from Payor, in accordance with past practice.

If the Preparer fails to satisfy its obligations under this Section 4.6(d), the Payor shall have no obligation to indemnify the Preparer for any Taxes which are reflected on any such return or any related Loss, and shall retain any and all remedies it may otherwise have which arise out of such failure.

(f) Contest Provisions.

(i) Notification of Contests. Each of Buyer, on the one hand, and Seller, on the other hand (the “Recipient”), shall notify the chief tax officer of Seller or Buyer, as the case may be, in writing within 15 days of receipt by the Recipient of written notice of any pending or threatened audits, adjustments or assessments (a “Tax Audit”) which are likely to affect the liability for Taxes of such other party. If the Recipient fails to give such prompt notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit if such failure to give notice adversely affects the other party’s right to participate in the Tax Audit.

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(ii) Which Party Controls.

(A) Seller’s Items. If such Tax Audit relates solely to any taxable period, or portion thereof, ending on or before the Closing Date or for any Taxes for which Seller is solely liable in full under this Agreement, Seller shall, at its expense, control the defense and settlement of such Tax Audit.

(B) Termination of Defense and Settlement. Notwithstanding any other provision to the contrary, Buyer in its sole and absolute discretion, may notify Seller at any time that any such defense and settlement of such Tax Audit, relating to Taxes for which Seller is required to indemnify the Buyer pursuant to Section 4.6(b)(i), must be immediately terminated, in which case any obligation with respect to Seller to make indemnification payments to the Buyer with respect to such Tax Audit shall thereupon terminate.

(C) Buyer’s Items. If such Tax Audit relates to any taxable period, or portion thereof, beginning on or after the Closing Date or for any Taxes for which Buyer is liable in full under this Agreement, Buyer shall, at its expense, control the defense and settlement of such Tax Audit.

(D) Combined and Mixed Items. If such Tax Audit relates to Taxes for which both Seller and Buyer are liable under this Agreement, to the extent practicable, such Tax Items (as defined in Section 4.6(m)) will be distinguished and each party will control the defense and settlement of those Taxes for which it is so liable, subject, however, to the provisions of Section 4.6(f)(ii)(B).

If such Tax Audit relates to a taxable period, or portion thereof, beginning before and ending after the Closing Date and any Tax Item cannot be identified as being a liability of only one party or cannot be separated from a Tax Item for which the other party is liable, the party which has the greater potential liability for those Tax Items that cannot be so attributed or separated (or both) shall control the defense and settlement of the Tax Audit, provided that such party defends the items as reported on the relevant Tax Return.

(E) Participation Rights. Any party whose liability for Taxes may be affected by a Tax Audit shall be entitled to participate at its expense in such defense and to employ counsel of its choice at its expense.

(g) Transfer Taxes. Notwithstanding anything in Section 4.6 to the contrary, all excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the sale and transfer by Seller to Buyer of the Shares and the Assets (the “Transfer Taxes”), shall be borne by the party who is primarily and customarily responsible under the applicable local law for filing the underlying Tax Return to which such Transfer Tax relates.

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Notwithstanding Section 4.6(e), which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use its commercially reasonable efforts to provide such Tax Returns to the other party at least 10 days prior to the Due Date for such Tax Returns.

(h) Buyer’s Claiming, Receiving or Using of Refunds and Overpayments. If, after the Closing, Buyer or the Company (A) receives any refund or (B) utilizes the benefit of any overpayment of Taxes which, in each case (A) and (B), (x) relates to Taxes paid by Seller or the Company with respect to a taxable period, or portion thereof, ending on or before the Closing Date, or (y) is the subject of indemnification by Seller under this Agreement, Buyer shall promptly transfer, or cause to be transferred, to Seller the entire amount of the refund or overpayment (including interest) resolved or utilized by Buyer or the Company. Buyer agrees to notify Seller within 15 days following the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment. Buyer agrees to claim any such refund or to utilize any such overpayment as soon as possible and to furnish to Seller all information, records and assistance necessary to verify the amount of the refund or overpayment.

(i) Resolution of All Tax-Related Disputes. In the event that Seller and Buyer cannot agree on the calculation of any amount relating to Taxes or the interpretation or application of any provision of this Agreement relating to Taxes, such dispute shall be resolved by a partner at a nationally recognized law firm mutually acceptable to Seller and Buyer, whose decision shall be final and binding upon all persons involved and whose expenses shall be shared equally by Seller and Buyer.

(j) Post-Closing Actions Which Affect A Party’s Liability for Taxes.

(i) Except as required by applicable law, Buyer shall not permit the Company to take any action (including taking any position on a Tax Return) on or after the Closing Date which could materially increase Seller’s liability for Taxes (including any liability of Seller to indemnify Buyer for Taxes under this Agreement) without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

(ii) Except as set forth in Section 4.6(j)(ii) of the Seller Disclosure Letter and except as required by applicable law, Seller shall not take any action on or after the Closing Date (including taking any position on a Tax Return) which could materially increase the Buyer’s liability for Taxes (including any liability of Buyer to indemnify Seller for Taxes under this Agreement) without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed. Such action includes any settlement agreement entered into with respect to a Tax Audit under Section 4.6(f)(ii)(A) if any portion of such settlement agreement entered into by Seller is reasonably expected to materially affect the treatment of any Tax Item with respect to Tax years beginning on or after the Closing Date.

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(iii) Except to the extent required by law, neither Buyer, the Company nor any of their affiliates shall, without the prior written consent of Seller, amend any Tax Return (with respect to any Tax Item of the Company) filed by, or with respect to, the Company or any of its subsidiaries for any taxable period, or portion thereof, beginning before the Closing Date other than any such amendment that does not increase Seller’s liability for Taxes of the Company.

(k) Assistance and Cooperation. The parties agree that, after the Closing Date:

(i) Each party shall assist (and cause their respective affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

(ii) The parties shall cooperate fully in preparing for any Tax Audits, or disputes with taxing authorities, relating to any Tax Returns or Taxes of the Company, including providing access to relevant books and records relating to Taxes at issue and Buyer agrees to execute at Closing all appropriate powers of attorney and assignments to facilitate post-Closing Tax Audits and/or refunds, as reasonably required by Seller;

(iii) The parties shall make available to each other and to any taxing authority as reasonably requested all relevant books and records relating to Taxes;

(iv) Each party shall promptly furnish the other party with copies of all relevant correspondence received from any taxing authority in connection with any Tax Audit or information request relating to Taxes for which such other party may have an indemnification obligation under this Agreement; and

(v) Except as otherwise provided in this Agreement, the party requesting assistance or cooperation shall bear the other party’s out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.

(l) This Section 4.6 alone shall govern the procedure for all Tax indemnification claims, notwithstanding any provision of Article VII.

(m) For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including, without limitation, income taxes, gross receipts, ad valorem, value added, excise, real or property, asset, sales, use, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties; “Due Date” shall mean, with respect to any Tax Return, the date such return is due to be filed (taking into account any valid extensions); and “Tax Item” shall mean, with respect to Taxes, any item of income, gain, deduction, loss or credit or other tax attribute.

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Section 4.7 Buyer’s Knowledge of Breach. If, after signing but prior to the Closing, any of the officers of Buyer listed below shall have actual knowledge of a breach of a representation and warranty of Seller that constitutes a Seller Material Adverse Effect, Buyer shall promptly notify Seller of its knowledge, in reasonable detail, including the amount which Buyer believes, based on the facts actually known by it and to the extent that such amount may reasonably be determined, would be payable by Seller under the indemnification provisions of this Agreement without reference to any indemnification limitations set forth in Section 7.3. Notwithstanding the foregoing, any notice provided under this Section 4.7 shall not limit or restrict (i) any right Buyer may have hereunder not to consummate the transactions contemplated hereby arising from such breach of representation or warranty or (ii) any right Buyer may have hereunder in respect of the obligation of Seller to indemnify Buyer Indemnitees for such breach of representation or warranty. For purposes of this Section 4.7, the officers of Buyer shall be John Richmond, Jeff Plathe, Kelvin Thompson and Robert Strickland.

Section 4.8 Employees; Employee Benefits

(a) With the exception of the Holly Sugar Corporation California Union Employees Pension Plan, the Holly Sugar Corporation Grain Millers Pension Plan, the Holly Sugar Corporation California Union 401(k) Tax-Deferred Savings Plan, the Imperial Sugar Corporation Grain Millers 401(k) Tax-Deferred Savings Plan, and the Holly Sugar Corporation California Union Seasonal Employees Group Benefit Plan (collectively, the “Continued Plans”), the Company shall cease to be (and Buyer shall not become) a sponsor or contributing employer under all Company Plans maintained in whole or in part by Seller prior to Closing. Effective on or before the Closing Date, Seller shall cause the Company to be designated as the plan administrator for the Continued Plans. To the extent necessary, if the Company is the sole sponsor of any such Company Plans (other than the Continued Plans), Seller shall cause such Company Plans to be terminated by the Company effective not later than the Closing Date (or, if the plan is a defined benefit plan, one day before the Closing Date). If the Company is a sponsor but is not the sole sponsor of any Company Plan, Seller shall cause to be taken such action as may be necessary to completely sever the Company’s sponsorship of such Company Plan, effective not later than the Closing Date (or, if the plan is a defined benefit plan, one day before the Closing Date). If the Company Plan is a plan subject to Section 204(h) of ERISA, Seller shall take all further actions that may be required to cease permanently the accrual of any further benefits under the plan including, without limitation, the issuance of any notices in advance of such cessation. From and after the Closing, the Company shall be responsible for the administration and funding, including, without limitation, all contributions, premiums, administrative expenses and post-closing actuarial expenses of the Continued Plans. With the exception of the Continued Plans, from and after the Closing, neither Buyer nor the Company shall be obligated to continue, to contribute to or in any other manner to accept or to continue responsibility for the administration or funding, including, without limitation, all contributions, premiums and administrative and actuarial expenses, of any Company Plan, and the Seller shall be responsible for such administration or funding. There shall be no spin-off of either liabilities or assets from any Company Plan prior to Closing. To the extent the assets of any of the Continued Plans are held in a master trust, Seller shall, as directed by Buyer, take such action as may be necessary to cause the transfer of the assets to a separate trust for the Continued Plans. On and after the Closing, until at least the first anniversary of the Closing, Buyer shall cause the Company to provide the employees of the Company with salary and benefit plans, programs and arrangements no less favorable in the aggregate than those currently provided to employees of the Company.

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(b) If, within the first year after Closing, any employee of the Company becomes a participant in any employee benefit plan of Buyer or any of its affiliates, such employee shall be given credit under such plan for the last continuous period of service with the Company or any predecessor employer (to the extent such credit was given by the Company or such predecessor) prior to and after the Closing (“Service Credit”) for purposes of determining eligibility to participate and vesting in benefits but for no other purpose (including, without limiting the generality of the foregoing, the accrual of benefits). Buyer may offset the amount of benefits that accrue to such employee under the employee benefit plan of Buyer by the amount of benefits that accrue to such employee under the Company Plans with respect to the same period of service. Employees of the Company shall also receive Service Credit for purposes of determining benefits under any vacation policy or severance plan or arrangement maintained for the benefit of employees of the Company.

(c) Seller shall have no obligation to pay any severance benefit to any employee of the Company who is terminated from employment after the Closing Date. In the event that any person who is either a full-time non-union staff employee or a year-round union employee of the Company immediately prior to the Closing (an “Affected Employee”) is discharged by Buyer or the Company after the Closing and such employee would be entitled to severance under the plans and programs generally applicable to similarly situated employees of Buyer in connection with such discharge, then Buyer shall be responsible for severance costs as follows: (i) if such termination occurs on or before the first anniversary of the Closing, Buyer shall pay severance to such Affected Employee in an amount equal to one week of pay for every year of Service Credit of the Affected Employee as of the date of termination up to a maximum of twelve weeks of pay, and (ii) if such termination occurs after the first anniversary of the Closing, Buyer shall pay severance if and to the extent that any severance plan established for the benefit of employees of the Buyer after the Closing provides any benefits to such an Affected Employee. Notwithstanding the preceding sentence, Buyer shall not be obligated to pay severance to any employee discharged for disciplinary reasons. Buyer shall be responsible and assume all liability for all notices or payments due to any Affected Employee, and all notices, payments, fines or assessments due to any governmental authority, under any applicable Law with respect to the employment, discharge or layoff of employees by the Company after the Closing, including but not limited to, the WARN Act and any rules or regulations as have been issued in connection with the foregoing.

(d) Buyer agrees that, effective as of 12:01 a.m. on the day following the Closing Date, each Affected Employee shall be immediately eligible to participate, without any waiting time, in a group health plan (as defined in Section 5000(b)(1) of the Code) which credits such Affected Employee towards the deductibles, coinsurance and maximum out-of-pocket provisions imposed under such group health plan, for the calendar year during which the Closing Date occurs, with any applicable expenses already incurred during the portion of the year preceding the Closing Date under the applicable group health plans of Seller; provided, however, such obligation of Buyer is contingent on Seller furnishing sufficient information in sufficiently usable form to enable Buyer to reasonably administer its plan.

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(e) Buyer agrees to provide group health plan continuation coverage which meets the requirements of Section 4980B of the Code to each Affected Employee, each former employee of the Company and each of their respective beneficiaries and dependents (A) who, immediately prior to the Closing, is receiving group health plan continuation coverage under Section 4980B of the Code under a group health plan of Seller, or (B) who otherwise constitutes an “M&A Qualified Beneficiary” of the Company with respect to the transactions described in this Agreement within the meaning of Treasury Regulation Section 55.4980B-9. Notwithstanding the foregoing, the Buyer shall have no obligation to offer group health plan continuation coverage to any individual (including any employee, former employee, or M&A Qualified Beneficiary) with respect to any flexible spending account or health reimbursement arrangement. Seller agrees to offer any required group health plan continuation with respect to such individuals.

(f) With respect to former employees of the Company (determined as of Closing), Seller shall be responsible and assume all liability for obligations relating to post-retirement welfare plans covering the former employees of the Company, all of which obligations are summarized in general terms on Section 4.8(f) of the Seller Disclosure Letter. Neither Buyer nor the Company shall be obligated to provide or be responsible for providing post-retirement welfare benefits for any current or former employees of the Company (determined as of the Closing). Seller shall not be obligated to provide or be responsible for providing post-retirement welfare benefits for any current or former employees not eligible to receive such benefits as of the Closing. Notwithstanding the last sentence of Section 4.8(a), Buyer and the Company shall not be obligated to include the value of post-retirement welfare benefits in determining whether the benefits provided to employees are no less favorable in the aggregate than those currently provided by the Company.

(g) Seller and Buyer shall cooperate and take all steps reasonably necessary or appropriate so that, as soon as practicable following the Closing Date, the Affected Employees who are participants in the Imperial Sugar Company 401(k) Savings Plan are permitted to take a distribution or to rollover their benefits under that plan to one or more defined contribution plans sponsored by Buyer or its affiliates (collectively, the “Transferee Savings Plan”). From and after any such rollover, Buyer and the Transferee Savings Plan shall be solely responsible for all liabilities with respect to the transferred benefits of the Affected Employees.

(h) Buyer acknowledges that, at the Closing, the participation by the Company in all employee benefit plans other than the Continued Plans shall terminate, and Buyer shall be solely responsible for providing or causing the Company to provide any successor or alternate plans.

(i) Buyer shall cause the Company to honor the collective bargaining agreement identified on Section 2.12 of the Seller Disclosure Letter.

(j) After the Closing Date, Buyer shall be responsible for, and shall indemnify and hold harmless, (i) Seller, (ii) individuals who were, prior to the Closing Date, officers, directors, employees, affiliates and agents of Seller and (iii) individuals who were, prior to the Closing Date, the fiduciaries (including plan administrators) of the Continued Plans, from and against, any and all claims, losses, damages, costs and expenses (including, without

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limitation, attorneys’ fees and expenses) and other liabilities and obligations relating to or arising out of (x) all salaries, commissions, post-Closing bonuses and vacation entitlements accrued on the Closing Date Working Capital Statement but unpaid as of the Closing to any Affected Employee, and (y) any claims of, or damages or penalties sought by, any Affected Employee or any governmental entity on behalf of or concerning any Affected Employee, with respect to any act or failure to act by Buyer to the extent arising after the Closing Date from the employment, discharge, layoff or termination after Closing of any Affected Employee who, after the Closing Date either becomes an employee of Buyer or continues as an employee of the Company.

(k) On or before the Closing, Seller shall cause the employment of employees of Seller set forth in Exhibit H (the “Designated Employees”) to be transferred to the Company, which Designated Employees shall include all of the employees of Seller who are currently assigned to or are physically located at any of the Company’s California facilities, with the exception of those employees assigned the task of selling sugar. No employees of the Company as of June 1, 2005, shall be transferred to the employment of Seller or any affiliate of Seller on or before the Closing Date.

(l) For a period of one (1) year from and after the Closing Date, Seller will not (i) solicit or hire any employee of the Company, (ii) induce any employee of the Company to leave the employment of the Company or (iii) permit any affiliate of Seller to solicit or hire any such employees.

(m) For a period of one (1) year from and after the Closing Date, neither Buyer nor the Company will (i) solicit or hire any employee of Seller, (ii) induce any employee of Seller to leave the employment of Seller or (iii) permit any affiliate of Buyer or the Company to solicit or hire any such employees.

(n) Buyer agrees to use commercially reasonable efforts to cooperate in a full and timely manner with any request for information received by Seller, the Company or Buyer prior to the Closing Date from the PBGC or any other federal or state agency in connection with the transaction contemplated by this Agreement and the Continued Plans. Prior to Closing, Buyer shall not initiate any contact with the PBGC or any federal or state agency with respect to the Continued Plans except in cooperation with, and with the consent of, Seller.

(o) Seller agrees to notify Buyer as soon as practicable but no later than five business days following the receipt of a request for information or other communication by Seller or the Company from the PBGC or any other federal or state agency regarding the Company Plans. Seller agrees to use commercially reasonable efforts to cooperate in a full and timely manner with any request for information. Seller shall notify the PBGC within 30 days of the signing of this Agreement that a reportable event has occurred. Seller agrees to notify Buyer as soon as practicable but no later than five business days after the date of communication if Seller or the Company has any communication with the PBGC or any other federal or state agency regarding the Company Plans.

(p) With respect to the Company Plans, Seller agrees to provide Buyer with true and accurate copies of the 2004 plan year annual report (Form 5500 Series) filed with the Department of Labor, if any, no later than October 31, 2005.

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(q) Nothing in this Agreement is intended to and does not constitute an amendment to any plan maintained by the Company or the Buyer.

(r) Nothing in this Agreement is intended to and does not limit the Buyer’s ability to terminate any plan maintained by the Company or the Buyer.

Section 4.9 Noncompete.

(a) Except as provided in the Transition Services Agreement or otherwise agreed to in writing by Seller and Buyer, for a period of ten years commencing on the Closing Date, Buyer will not cause or permit the Company, directly or indirectly, to sell, cause the sale of or sell to a distributor for resale into the consumer markets (defined as a five pound or smaller container that is packaged for retail sales) in the United States of America any refined sugar products produced at the Brawley Facility or the Mendota Facility (“Buyer Restricted Business”).

(b) The restrictions set forth in Section 4.9(a) shall not prohibit the ownership by Buyer of up to one percent of the issued and outstanding capital stock of a publicly held entity carrying on a Buyer Restricted Business, so long as Buyer does not participate in the control or take an active part in the management or direction thereof and does not in any way render services thereto.

(c) The parties intend that each of the covenants contained in this Section 4.9 shall be construed as a series of separate covenants, one for each state of the United States and each county of each state of the United States. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding subsections of this Section 4.9. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in those subsections, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 4.9 should ever be deemed to exceed the time or geographic limitations, or the scope of this covenant, permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations, as the case may be, permitted by applicable laws. The unenforceability of any covenant in this Section 4.9 shall not preclude the enforcement of any other of said covenants or provisions or of any other obligation of Buyer hereunder, and the existence of any claim or cause of action of Buyer against Seller, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Seller of any of said covenants.

(d) It is understood and agreed that damages will be an inadequate remedy in the event of a breach or intended or threatened breach by Buyer or any of its affiliates of any of the covenants of Buyer in this Section 4.9, and that any such breach will cause Seller irreparable injury and damage. Accordingly, Buyer agrees that Seller shall be entitled, without waiving any additional rights or remedies otherwise available to Seller, to injunctive and other such equitable relief in the event of a breach or intended or threatened breach of any of said covenants by Buyer or any of its affiliates.

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Section 4.10 Ancillary Agreements.

(a) Seller will execute and deliver to Buyer the Transition Services Agreement and the Supply Option Agreement in substantially the form attached as Exhibit I to this Agreement (the “Supply Option Agreement”) at or prior to the Closing. The Supply Option Agreement will give Seller a five-year option to purchase up to 500,000 cwt. of refined sugar per annum at the price set forth therein.

(b) Buyer will execute and deliver to Seller the Transition Services Agreement and the Supply Option Agreement at or prior to Closing.

(c) Seller will cause Ragus to execute and deliver to Buyer the Assignment Agreement at or prior to Closing.

(d) Seller and Buyer will execute and deliver to each other and the Escrow Agent the Escrow Agreement in substantially the form attached as Exhibit J-1 to this Agreement (the “Escrow Agreement”) at or prior to the Closing.

(e) Seller and Buyer will execute and deliver to each other and the Escrow Agent the Working Capital Escrow Agreement in substantially the form attached as Exhibit J-2 to this Agreement (the “Working Capital Escrow Agreement”) at or prior to the Closing.

(f) Seller and Buyer will execute or caused to be executed and deliver to each other the License Agreement between the Company, Ragus and Seller in substantially the form attached as Exhibit K to this Agreement (the “License Agreement” and, together with the Assignment Agreement, the Transition Services Agreement, the Supply Option Agreement, the Escrow Agreement and the Working Capital Escrow Agreement, the “Ancillary Agreements”). Buyer will cause the Company to grant Seller, Ragus and their affiliates in the License Agreement a one (1) year, exclusive (as to other third parties), royalty-free license to use the name “Spreckels” in connection with the Seller’s or its affiliates’ sales of refined sugar into the consumer markets (defined as a five pound or smaller container that is packaged for retail sales) in the United States of America. Seller will cause Ragus to grant the Company and its affiliates in the License Agreement a perpetual, exclusive, royalty-free license to use the name “Holly Hybrids” and related marks as more fully set forth in the License Agreement solely in connection with the Company’s or its affiliates’ sales or other distribution of seed.

Section 4.11 Post-Closing Access. After the Closing Date, each of Seller and Buyer will afford, and will cause their affiliates to afford, to the other party, its accountants and counsel, during normal business hours and upon reasonable request, reasonable access to the books and records pertaining to the Company at the expense of the other party.

Section 4.12 Post-Closing Cessation of Use and Removal of Names and Intellectual Property.

(a) Buyer agrees to change the name of “Holly Sugar Corporation” immediately after Closing to delete the name “Holly.” Except as expressly provided in the License Agreement, within nine (9) months after Closing, Buyer will cause the Company to cease and discontinue any and all use of all trade names, trademarks and service marks (including, without limitation, logos), corporate names and domain names containing the term “Holly” or any of the other terms or design variations listed on Exhibit L to this Agreement, including, without limitation, on or in any of the Company’s buildings, brochures, documents or otherwise. Except as expressly provided in the License Agreement, Buyer also will cause the Company to remove all such trade names, trademarks and service marks

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(including, without limitation, logos), corporate names and domain names from any buildings or other assets of the Company within such nine (9) month period after Closing. Except as expressly provided in the License Agreement, Buyer hereby agrees not to (and shall cause its affiliates (including, without limitation, the Company) not to) adopt, use or register (or attempt to register) in the future any corporate name, trade name, trademark or service mark (including, without limitation, logos) or domain name containing (i) the term “Holly” or any of the other terms or design variations listed on Exhibit L or (iii) any terms or design variations confusingly similar to the term “Holly” or any of the other terms or design variations listed on Exhibit L.

(b) Except as expressly provided in the License Agreement, within nine (9) months after Closing, Seller will, and Seller will cause Ragus and its other affiliates to, discontinue the use of all trade names, trademarks and any other intellectual property listed on Exhibit M to this Agreement including on or in any of the such parties’ buildings, brochures, documents or otherwise. Except as expressly provided in the License Agreement, Seller will, and Seller will cause Ragus and its other affiliates to, remove all such trade names, trademarks and other intellectual property from any buildings or other assets of such parties within such nine (9) month period after Closing.

Section 4.13 Post-Closing Environmental Matters.

(a) For so long as Seller’s indemnification contained in Section 7.2(a) with respect to Remedial Action shall be in effect, Buyer shall provide to Seller within five (5) business days a copy of all information or reports that are provided by Buyer to the National Response Center or other federal, state or local agency with regard to all Releases of Hazardous Materials into the environment on or from the Properties which are released after the Closing in such quantity or at such location as to present a reasonable potential for an exacerbation of any contamination which exists at the Closing and for which Seller has liability to Buyer. As soon as practicable following request by Seller, Buyer shall provide to Seller copies of all photographs in Seller’s possession depicting any such event.

(b) With respect to any matters as to which Seller may have responsibility for the cost of Remedial Action, Buyer shall afford Seller, its employees, agents and contractors, and all governmental employees, agents and contractors having jurisdiction over the property of the Company, for no additional consideration, reasonable access to the relevant Property (including, but not limited to, the right to enter upon the Property; take photographs; investigate; drill, monitor and pump wells; take soil borings; excavate, cap and use available land for the testing and implementation of remedial technologies, to Seller’s employees and to all relevant documents and records regarding any matter for which Seller may have responsibility. However, except to the extent prohibited by applicable law or regulatory action, the following conditions and agreements shall apply with respect to the foregoing: (i) no entry or investigation upon such Property shall be made except during normal business hours and then only upon at least one (1) business day’s notice to Buyer; (ii) Buyer shall be entitled to require that any persons entering

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upon such Property shall be accompanied by representatives of Buyer at all times; (iii) intrusive investigations, such as well-drilling or soil boring or testing of any substances, shall be permitted only to the extent that they do not materially interfere with the operations of the Company, upon demonstrated reasonable cause, and upon such bases and to such extent as are consented to by Buyer, such consent not to be unreasonably withheld; (iv) any samples taken shall be split between Buyer’s and Seller’s representatives if so requested by Buyer; (v) Seller shall provide to Buyer within five (5) days after receipt thereof a copy of any report or other written information delivered to Seller by any representative thereof or governmental representative with regard to any investigations or other activities of such representative upon the Property or the results of such investigations or other activities; and (vi) to the extent the condition of any of the Property is disturbed in any material respect as a result of any such activities, Seller shall cause the property to be restored to substantially its condition prior to the occurrence of such activities.

(c) Subject to the availability of capacity, and provided that Seller’s activities are legally permitted and do not materially interfere with Buyer’s operations, Buyer will make available, and allow Seller to use, any and all facilities and utilities on the Property for the purpose of Seller’s activities in discharge of its obligations and liabilities hereunder. Within 10 days after billing, Seller shall reimburse Buyer for its out-of-pocket costs.

(d) The party having primary liability, acknowledged in writing to the other party, for Remedial Action shall have the right to control and manage all discussions with third parties, and all proceedings and activities regarding the satisfaction and discharge of such matter. Such party shall consult with the other party hereto, if such other party is partially liable, with respect to such matters and shall reasonably take into account such other party’s input.

(e) Seller shall provide Buyer with copies of all pleadings, claims, demands, inquiries or other notices it receives from any third party pertaining to liability or responsibility for environmental matters and related in any way to the Property (including liabilities or responsibilities related to any property at which any substances from the Properties have been disposed), regardless of whether the liabilities or responsibilities in question have been assumed by Seller.

(f) The parties agree to act in good faith in undertaking Remedial Action that may give rise to a claim for indemnification hereunder with a view to avoiding unnecessary or excessive costs, and to take advantage of all applicable and available risk-based approaches, including the use of any available engineering or institutional controls, to minimize costs.

(g) Buyer shall document all costs of its Remedial Actions to the reasonable satisfaction of Seller before Seller shall have any liability to Seller for the cost of any Remedial Action.

Section 4.14 Transfer of Vehicle Leases. Seller will use its commercially reasonable efforts to effect the transfer to the Company, on or prior to the Closing Date or as soon thereafter as practicable, of leases with respect to vehicles currently used or operated by the Company.

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Section 4.15 Supplemental Disclosure. The Seller shall have the right from time to time prior to the Closing to supplement or amend the Seller Disclosure Letter with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in such Seller Disclosure Letter; provided, however, that no such supplemental or amended disclosure shall, individually or in the aggregate, have or result in a Seller Material Adverse Effect or modify in any material and adverse way the disclosures in the Seller Disclosure Letter delivered concurrently with this Agreement.

ARTICLE V

CONDITIONS TO CONSUMMATION OF THE STOCK PURCHASE

Section 5.1 Conditions to Each Party’s Obligations to Consummate the Stock Purchase. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental entity which prohibits the consummation of the transactions contemplated by this Agreement;

(b) There shall not be any suit, action, investigation, inquiry or other proceeding instituted, pending or threatened by any governmental or other regulatory or administrative agency or commission, including for this purpose the PBGC, or which seeks to enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement or to impose a funding obligation or other form of financial commitment with respect to any of the Continued Plans or any other employee benefit plan maintained by Seller which is subject to the funding requirements of Title IV of ERISA or Section 412 of the Code; and

(c) Any waiting period applicable to the transactions contemplated by this Agreement under applicable U.S. antitrust or trade regulation laws and regulations, including, without limitation, under the HSR Act or any Other Antitrust Regulations, shall have expired or been terminated; and

Section 5.2 Further Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is further subject to satisfaction or waiver (but no such waiver shall waive any rights or remedy otherwise available to Seller) of the following conditions:

(a) The representations and warranties of Buyer contained in Article III shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for representations and warranties which are as of a different date or period which shall be true and correct in all material respects as of such other date or period, and Buyer shall have delivered to Seller a certificate signed by an appropriate executive officer confirming the accuracy of such representations and warranties;

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(b) Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing;

(c) Seller shall have received all Seller Lender Approvals;

(d) Buyer shall have executed and delivered to Seller (i) the Transition Services Agreement, (ii) the Supply Option Agreement, (iii) the Escrow Agreement and (iv) the Working Capital Escrow Agreement; and

(e) Buyer shall, or shall cause the Company to, have delivered (i) the Assignment Agreement to Ragus and (ii) the License Agreement to Seller.

Section 5.3 Further Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement are further subject to the satisfaction or waiver at or prior to the Closing Date (but no such waiver shall waive any rights or remedy otherwise available to Buyer) of the following conditions:

(a) The representations and warranties of Seller contained in Article II shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of such date (without taking into account any disclosures by Seller of discoveries, events or occurrences arising on or after the date hereof), except for representations and warranties which are as of a different date or period which shall be true and correct in all material respects as of such other date or period, and Seller shall have delivered to Buyer a certificate signed by an appropriate executive officer confirming the accuracy of such representations and warranties;

(b) Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing;

(c) All Closing Condition Consents and Seller Lender Approvals shall have been obtained, and none of such Closing Condition Consents or Seller Lender Approvals shall contain any conditions or restrictions that restrict or limit the business or activities of Buyer or the Company or have a material adverse effect on, or would be reasonably likely to have a material adverse effect on, Buyer or the Company;

(d) Buyer shall have received all Buyer Lender Approvals;

(e) There shall not be any suit, action, investigation, inquiry or other proceeding instituted, pending or threatened by any governmental or other regulatory or administrative agency or commission (i) seeking to prohibit direct or indirect ownership, combination or operation by Buyer of any portion of the business or assets of the Company, or to compel Buyer or any of its affiliates or the Company to dispose of, or to hold separately, or to make any change in any portion of the business or assets of Buyer or any of its affiliates or of the Company, as a result of the transactions contemplated by this Agreement, or incur any material burden or (ii) seeking to require direct or indirect transfer or sale by Buyer of, or to impose material limitations on the ability of Buyer to exercise full rights of ownership of, any of the Shares;

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(f) After the date of this Agreement, no Seller Material Adverse Effect shall have occurred;

(g) Buyer shall have received USDA approval of the retention or transfer of the marketing allocation held by the Company to Buyer or its retention by the Company;

(h) Seller shall have executed and delivered to Buyer (i) the Transition Services Agreement, (ii) the Supply Option Agreement, (iii) the Escrow Agreement, (iv) the Working Capital Escrow Agreement and (v) the License Agreement;

(i) Ragus shall have executed and delivered to Buyer the Assignment Agreement;

(j) Seller shall have delivered to Buyer evidence of the release, cancellation and satisfaction in full of (A) all Liens on the shares of capital stock of the Company, including liens on the Shares, (B) all Liens, other than Permitted Liens, on the assets of the Company, including without limitation, evidence of the release of all such Liens under the Amended and Restated Credit Agreement dated as of December 1, 2004 among the financial institutions named therein, as lenders, Bank of America, N.A., as administrative agent, and Seller (the “Seller Credit Facility”) and (C) all guarantees or similar obligations provided or granted by the Company in respect of any obligations owed by Seller or any of its affiliates, including any guaranties provided by the Company under the Seller Credit Facility;

(k) Seller shall have delivered to Buyer evidence of its completion of actions to be taken by Seller on or before the Closing Date in accordance with Section 4.8(a); and

(l) The employment of each of the Designated Employees shall have been transferred to the Company.

Section 5.4 Materiality of Conditions. Notwithstanding anything contained in this Agreement, no condition to consummation of the Stock Purchase contained in this Article V that involves performance of agreements by Seller or the accuracy of representations and warranties made by Seller as of the date of this Agreement, as of the Closing Date or as of any other date or period shall be deemed not fulfilled, and Buyer shall not be entitled to fail to consummate the transactions contemplated by this Agreement or terminate this Agreement on such basis, if the respects in which such agreements have not been performed or the representations and warranties are untrue, would not, individually or in the aggregate, have or reasonably be expected to have a Seller Material Adverse Effect.

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ARTICLE VI

TERMINATION AND ABANDONMENT

Section 6.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date (except as otherwise provided below):

(a) by mutual written consent of Seller and Buyer;

(b) by Seller or Buyer at any time after September 20, 2005 if the Closing shall not have occurred by such date; provided that a party will not be entitled to terminate this Agreement pursuant to this Section 6.1(b) if such party’s failure to comply fully with its obligations under this Agreement has prevented the Closing from occurring;

(c) by Buyer, if

(i) any representation or warranty of Seller set forth in Article II is inaccurate in any material respect or if Seller has breached any agreement contained in this Agreement in any material respect;

(ii) any of the conditions set forth in Section 5.3 have become impossible to satisfy;

(iii) after the date of this Agreement, there has occurred any Seller Material Adverse Effect; or

(iv) Buyer is not reasonably satisfied with the results of its continuing environmental due diligence regarding the Company; provided, however, that Buyer will not be entitled to terminate this Agreement pursuant to this Section 6.1(c)(iv) if Buyer fails to notify Seller in writing of its decision to exercise its termination rights under this Section 6.1(c)(iv) by 5:00 p.m. Central time on August 31, 2005;

(d) by Seller, if

(i) any representation or warranty of Buyer set forth in Article III is inaccurate in any material respect or if Buyer has breached any agreement contained in this Agreement in any material respect; or

(ii) any of the conditions set forth in Section 5.2 have become impossible to satisfy;

(e) by Seller or Buyer if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

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Section 6.2 Procedure for and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated by this Agreement by the parties under Section 6.1, written notice thereof shall be given by a party so terminating to the other party and this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated by this Agreement shall be abandoned without further action by Seller or Buyer. If this Agreement is terminated under Section 6.1:

(a) each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, to the party furnishing the same, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Agreement and Section 4.2(b);

(b) all filings, applications and other submissions made pursuant hereto shall, be withdrawn from the agency or other person to which made; and

(c) there shall be no liability or obligation under this Agreement on the part of Seller or Buyer or any of their respective directors, officers, employees, affiliates, controlling persons, agents or representatives, except that Seller or Buyer, as the case may be, may have liability to the other party if the basis of termination is a willful breach by Seller or Buyer, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in Sections 4.5, 6.2, 8.6 and 8.9 shall survive any such termination.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

Section 7.1 Survival Periods. Subject to the immediately following sentence, all representations and warranties of the parties contained in this Agreement shall survive the Closing until the date that is 18 months from the Closing Date (the “Survival Period”) except that the representations and warranties of Seller contained in Section 2.11 [Employee Benefit Plans], Section 2.13 [Taxes] and Section 2.17 [Environmental] shall survive the Closing until expiration of the applicable statute of limitations but, except as provided in Section 6.2(c), shall not survive any termination of this Agreement. Notwithstanding the immediately preceding sentence, the representations and warranties in Section 2.2 [Authority Relative to this Agreement], Section 2.3 [Capitalization] and Section 2.4 [Ownership of Shares] shall survive the Closing indefinitely. The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Seller or Buyer based upon, directly or indirectly, any of the representations and warranties contained in Articles II and III after the Survival Period (except for the representations and warranties in Section 2.2 [Authority Relative to this Agreement], Section 2.3 [Capitalization], Section 2.4 [Ownership of Shares], Section 2.11 [Employee Benefit Plans], Section 2.13 [Taxes] and Section 2.17 [Environmental]) or, except as provided in Section 6.2(c), any termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties which contemplates performance after the Closing, including, without limitation, the covenants and agreements set forth in Sections 4.2, 4.3(e), 4.6, 4.8, 4.9 and 4.11.

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Section 7.2 Seller’s Agreement to Indemnify.

(a) Subject to the terms and conditions set forth in this Agreement, from and after the Closing, Seller shall, and shall cause all of its subsidiaries to (except to the extent the ownership of any such subsidiary is sold or transferred after the date hereof) indemnify and hold harmless Buyer, the Company (as long as it remains an affiliate of Buyer) and their respective directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Buyer Indemnitees”) from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Buyer Damages”) asserted against or incurred by any Buyer Indemnitee as a result of or arising out of (i) a breach of any representation or warranty contained in Article II or in the Seller Disclosure Letter or any closing certificate delivered by or on behalf of Seller pursuant to this Agreement or (ii) any breach of any of the covenants and agreements of Seller contained in this Agreement, including without limitation any agreement of Seller to indemnify Buyer with respect to specific matters contained elsewhere in this Agreement. It is specifically agreed by Seller and Buyer that for a period of ten years after the Closing Date Buyer Damages shall include all costs of Remedial Action in excess of $2,000,000 (plus the then remaining balance, if any, of the Basket Amount (as defined herein)) taken by Buyer or the Company with respect to any Release or other condition on the Property, notwithstanding any disclosure thereof by Seller or that Seller’s representations in Section 2.17 relative to any such environmental matters is to Seller’s knowledge, subject to the provisions of Section 4.13. Buyer Indemnitees shall be entitled to recover any Buyer Damages for which Seller is obligated to indemnify under this Section 7.2, (i) first, from the Escrow Agent, an amount equal to any Buyer Damages any such Buyer Indemnitee may suffer hereunder pursuant to Section 7.10 and (ii) second, if and to the extent that the Escrow Amount is not sufficient to cover such Buyer Damages, from Seller.

(b) Seller’s obligation to indemnify the Buyer Indemnitees for Buyer Damages under Section 7.2(a) is subject to the following limitations:

(i) No indemnification shall be made by Seller under Section 7.2(a)(i) unless the aggregate amount of Buyer Damages exceeds $500,000 (the “Basket Amount”) and, in such event, indemnification shall be made by Seller only to the extent Buyer Damages exceed $500,000 (the “Deductible Amount”); provided, however, that claims for indemnification of Buyer Damages that arise under Section 7.2(a)(i) as a result of the inaccuracy or any representation or warranty contained in Sections 2.2, 2.3, 2.4 or 2.22 shall not be subject to such limitation;

(ii) In no event shall Seller’s aggregate obligation to indemnify the Buyer Indemnitees under Section 7.2(a)(i) and to indemnify the Buyer Indemnitees for Buyer Damages for Remedial Action under Section 7.2(a) exceed $15,000,000 (the “Cap Amount”), except in the event that such obligation to indemnify arises from the fraudulent act or omission of Seller;

(iii) The amount of any Buyer Damages shall be reduced by (A) any amount actually received by a Buyer Indemnitee with respect to such Buyer Damages under any insurance coverage or from any other party alleged to be responsible for such

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Buyer Damages (provided, however, that the amount of any such reduction for insurance proceeds shall be offset by the present value of any increase in insurance premiums attributable to any claim for insurance related to such Buyer Damages) and (B) the amount of any Tax benefit realized or reasonably anticipated to be realized by the Buyer Indemnitee attributable to such Buyer Damages (provided however, that the amount of any such reduction for Tax benefit shall be offset by any increased tax liability of the Buyer Indemnitee as a result of inclusion in income of any part of payments made in respect of such Buyer Damages, and that for purposes of determining the amount of any Tax benefit or detriment pursuant to this Section 7.2(b)(iii), the marginal combined federal and state income tax rate of the Buyer Indemnitee shall be deemed to be forty percent (40%)). The Buyer Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Buyer Indemnitee receives an amount under insurance coverage or from such other party with respect to Buyer Damages at any time subsequent to any indemnification provided by Seller under this Section 7.2, then such Buyer Indemnitee shall promptly reimburse Seller for amounts paid by Seller to the Buyer Indemnitee in connection with providing such indemnification up to such amount received by the Buyer Indemnitee; and

(iv) Seller shall be obligated to indemnify the Buyer Indemnitees under Section 7.2(a)(i) only for those claims giving rise to Buyer Damages as to which the Buyer Indemnitees have given Seller written notice of prior to the end of the Survival Period (to the extent the Survival Period is applicable to such claim). Any written notice delivered by a Buyer Indemnitee to Seller with respect to Buyer Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount of such claim. Subject to the procedures with respect to Claims under Section 7.4, if such written notice (or an amended notice) states the amount of Buyer Damages claimed and Seller notifies the Buyer Indemnitee that Seller does not dispute the claim described in such notice or fails to notify the Buyer Indemnitee within 20 business days after delivery of such notice by the Buyer Indemnitee whether Seller disputes the claim described in such notice, Buyer Damages in the amount specified in such notice will be admitted by Seller, and Seller will pay the amount of such Buyer Damages to the Buyer Indemnitee. If Seller has timely disputed its liability with respect to such claim, Buyer and Seller will proceed in good faith to negotiate a resolution of such dispute in accordance with Section 8.6. If a written notice does not state the amount of Buyer Damages claimed, such omission will not preclude the Buyer Indemnitee from recovering from Seller the amount of Buyer Damages with respect to the claim described in such notice if any such amount is promptly provided once determined.

(c) Subject to a Buyer Indemnitee’s right to recover for Buyer Damages from the Escrow Amount in accordance with Section 7.10, Seller will pay the amount of any Buyer Damages to the Buyer Indemnitee within 10 business days following the determination of Seller’s liability for and the amount of Seller Damages (whether such determination is made pursuant to the procedures set forth in this Article VII, by agreement between Buyer and Seller, by arbitration award or by final adjudication in accordance with the terms of this Agreement).

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Section 7.3 Buyer’s Agreement to Indemnify.

(a) Subject to the terms and conditions set forth in this Agreement, from and after the Closing, Buyer shall indemnify and hold harmless Seller and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees”) from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Seller Damages”) asserted against or incurred by any Seller Indemnitee as a result of or arising out of (i) a breach of any representation or warranty contained in Article III or any closing certificate delivered by or on behalf of Buyer pursuant to this Agreement or (ii) any breach of any of the covenants and agreements of Buyer contained in this Agreement.

(b) Buyer’s obligation to indemnify the Seller Indemnitees under Section 7.3(a) is subject to the following limitations:

(i) No indemnification shall be made by Buyer under Section 7.3(a)(i) unless the aggregate amount of Seller Damages exceeds the Basket Amount and, in such event, indemnification shall be made by Buyer only to the extent that the aggregate amount of Seller Damages exceeds the Deductible Amount;

(ii) In no event shall Buyer’s aggregate obligation to indemnify the Seller Indemnitees under Section 7.3(a)(i) exceed the Cap Amount, except in the event that such obligation to indemnify arises from the fraudulent act or omission of Buyer;

(iii) The amount of any Seller Damages shall be reduced by (A) any amount actually received by a Seller Indemnitee with respect to such Seller Damages under any insurance coverage or from any other party alleged to be responsible for such Seller Damages (provided, however, that the amount of any such reduction for insurance proceeds shall be offset by the present value of any increase in insurance premiums attributable to any claim for insurance related to such Seller Damages) and (B) the amount of any Tax benefit realized or reasonably anticipated to be realized by the Seller Indemnitee attributable to such Seller Damages (provided however, that the amount of any such reduction for Tax benefit shall be offset by any increased tax liability of the Seller Indemnitee as a result of inclusion in income of any part of payments made in respect of such Seller Damages, and that for purposes of determining the amount of any Tax benefit or detriment pursuant to this Section 7.3(b)(iii), the marginal combined federal and state income tax rate of the Seller Indemnitee shall be deemed to be forty percent (40%)). The Seller Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Seller Indemnitee receives any amount under insurance coverage or from such other party with respect to Seller Damages at any time subsequent to any indemnification provided by Buyer under this Section 7.3, then such Seller Indemnitee shall promptly reimburse Buyer for amounts paid by Buyer to the Seller Indemnitee in connection with providing such indemnification up to such amount received by the Seller Indemnitee; and

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(iv) Buyer shall be obligated to indemnify the Seller Indemnitees under Section 7.3(a)(i) only for those claims giving rise to Seller Damages as to which the Seller Indemnitees have given Buyer written notice of prior to the end of the Survival Period. Any written notice delivered by a Seller Indemnitee to Buyer with respect to Seller Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Seller Damages and, to the extent reasonably practicable, a reasonable estimate of the amount of such claim. Subject to the procedures with respect to Claims under Section 7.4, if such written notice (or an amended notice) states the amount of Seller Damages claimed and Buyer notifies the Seller Indemnitee that Buyer does not dispute the claim described in such notice or fails to notify the Seller Indemnitee within 20 business days after delivery of such notice by the Seller Indemnitee whether Buyer disputes the claim described in such notice, Seller Damages in the amount specified in such notice will be admitted by Buyer, and Buyer will pay the amount of such Seller Damages to the Seller Indemnitee. If Buyer has timely disputed its liability with respect to such claim, Seller and Buyer will proceed in good faith to negotiate a resolution of such dispute in accordance with Section 8.6. If a written notice does not state the amount of Seller Damages claimed, such omission will not preclude the Seller Indemnitee from recovering from Buyer the amount of Seller Damages with respect to the claim described in such notice if any such amount is promptly provided once determined.

(c) Buyer will pay the amount of any Seller Damages to the Seller Indemnitee within 10 business days following the determination of Buyer’s liability for and the amount of Seller Damages (whether such determination is made pursuant to the procedures set forth in this Article VII, by agreement between Buyer and Seller, by arbitration award or by final adjudication in accordance with the terms of this Agreement).

Section 7.4 Third-Party Indemnification. The obligations of Seller to indemnify the Buyer Indemnitees under Section 7.2 with respect to Buyer Damages and the obligations of Buyer to indemnify the Seller Indemnitees under Section 7.3 with respect to Seller Damages, in either case resulting from the assertion of liability by third parties (each, as the case may be, a “Claim”), will be subject to the following terms and conditions:

(a) Any party against whom any Claim is asserted will give the indemnifying party written notice of any such Claim promptly after learning of such Claim, and the indemnifying party may, at its option, undertake the defense of such Claim by representatives of its own choosing. Failure to give prompt notice of a Claim under this Agreement shall not affect the indemnifying party obligations under this Article VII, except to the extent the indemnifying party is materially prejudiced by such failure to give prompt notice. If the indemnifying party, within 30 days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume the defense of such Claim, the Buyer Indemnitee or the Seller Indemnitee, as the case may be, against whom such Claim has been made will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk, and at the expense, of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination of such Claim. If the indemnifying party assumes such defense, the Buyer Indemnitee or the Seller Indemnitee, as the case may be, shall

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have the right to participate in the defense thereof and to employ counsel, at its own expense (which expense shall not constitute a Buyer Damage or Seller Damage, as applicable, unless the Buyer Indemnitee or the Seller Indemnitee, as the case may be, reasonably determines that the indemnifying party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Buyer Indemnitee or the Seller Indemnitee, as the case may be, and only to the extent that such expenses are reasonable), separate from the counsel employed by the Buyer Indemnitee or the Seller Indemnitee, it being understood, however, that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the Buyer Indemnitee or the Seller Indemnitee, as the case may be, for any period during which the indemnifying party has not assumed the defense thereof.

(b) Anything in this Section 7.4 to the contrary notwithstanding, the indemnifying party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) which does not include as an unconditional term of the delivery by the claimant or plaintiff to the Seller Indemnitee or the Buyer Indemnitee, as the case may be, of a written release from all liability in respect of such action, suit or proceeding or (ii) for other than monetary damages to be borne by the indemnifying party, without the prior written consent of the Seller Indemnitee or the Buyer Indemnitee, as the case may be, which consent shall not be unreasonably withheld.

(c) The indemnifying party and the Seller Indemnitee or Buyer Indemnitee, as applicable, shall provide each other such cooperation as may be reasonably requested and at the expense of the indemnifying party in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought under this Article VII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

Section 7.5 No Setoff. Neither Buyer nor Seller shall have any right to setoff any Buyer Damages or Seller Damages, respectively, against any payments to be made by either of them under this Agreement.

Section 7.6 No Duplication. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts (i) giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement or (ii) taken into account in determining any adjustment to the Purchase Price under Section 1.11(b).

Section 7.7 Qualifications for Materiality. Notwithstanding any provision in this Agreement to the contrary, the indemnification obligations of Seller and of Buyer under this Article VII in connection with a breach of any representation, warranty, covenant or other agreement contained in this Agreement, and the amount of Losses to be indemnified, shall be determined without regard to any qualifications, provisions or exceptions for “material,” “materiality,” “in all material respects” (or correlative meanings) or “Seller Material Adverse Effect” or “Buyer Material Adverse Effect” set forth in such representation, warranty, covenant or other agreement, and each of such representations, warranties, covenants or other agreements shall be deemed to have been made or given for the purposes of this Article VII as though there

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were no such qualification, provision or exception. The parties acknowledge that the failure to disclose a matter in the Seller Disclosure Letter or the Buyer Disclosure Letter due to the materiality thresholds set forth in any such representation, warranty, covenant or other agreement shall not, per se, give rise to Buyer Damages or Seller Damages, as the case may be.

Section 7.8 Sole Remedy.

(a) After the Closing, the parties agree that the sole and exclusive remedy of any party to this Agreement or their respective affiliates with respect to this Agreement, the events giving rise to this Agreement and the transactions provided for in this Agreement and the Ancillary Agreements, shall be limited to the indemnification provisions set forth in Sections 4.6 and 4.8(j) and this Article VII and, in furtherance of the foregoing, each of the parties, on behalf of itself and its affiliates, waives and releases the other parties to this Agreement (and such other parties’ affiliates) from, to the fullest extent permitted under any applicable Law, any and all rights, claims and causes of action it or its affiliates may have against the other party to this Agreement except as provided by this Agreement. Notwithstanding the foregoing, nothing in this Agreement will prevent any party from bringing an action based upon allegations of fraud by the other party in connection with this Agreement. In the event such action is brought, the prevailing party’s attorneys’ fees and costs will be paid by the nonprevailing party.

(b) The parties intend that, even though indemnification and other obligations appear in various sections and articles of this Agreement, the indemnification procedures and, to the extent applicable, the limitations contained in this Article VII shall apply to all indemnity and other obligations of the parties under this Agreement, except as provided in Section 4.6 and except to the extent expressly excluded in this Article VII.

Section 7.9 No Special Damages. IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT BASED UPON ANY THEORY OF LIABILITY FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARISE OUT OF A CLAIM OR LEGAL ACTION BY AN UNAFFILIATED THIRD PARTY.

Section 7.10 Escrow Account.

(a) The Working Capital Escrow Amount shall be held by the Escrow Agent from the Closing Date until the final resolution of any adjustment to the Purchase Price is determined under Section 1.11 and shall be released by the Escrow Agent in accordance with Section 1.11 and the terms of the Working Capital Escrow Agreement.

(b) The Escrow Amount shall be held by the Escrow Agent from the Closing Date until eighteen months after the Closing Date (the “Escrow Period”) and shall be released by the Escrow Agent in accordance with this Section 7.10 and the terms of the Escrow Agreement. During the Escrow Period, if any Buyer Indemnitee suffers any Buyer Damages subject to indemnification pursuant to this Article VII, it shall be entitled to receive, upon final determination of the amount of Buyer Damages and its entitlement to indemnification in accordance with the terms of this Agreement, from the Escrow Agent out of the Escrow Amount an amount equal to the amount of such Buyer Damages, plus interest accrued on such portion of the Escrow Amount.

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(c) At the end of the Escrow Period, the Escrow Agent shall promptly deliver to Seller cash (the “Returned Cash”) in amount equal to the then current balance of the Escrow Amount (subject to the prior reduction of the Escrow Amount in satisfaction of any Buyer Damage for which any Buyer Indemnitee was entitled to indemnification pursuant to this Article VII) plus Investment Income (as defined in the Escrow Agreement) thereon less the aggregate value (based on a reasonable good faith estimate of the liability) of all claims for indemnification under this Article VII, if any, for which notice has been timely filed by a Buyer Indemnitee pursuant to this Article VII (“Pending Claims”). At the time that the Escrow Agent delivers the Returned Cash to Seller, the Escrow Agent shall deliver a notice to Seller and Buyer setting forth the amount of Returned Cash, the aggregate value of all Pending Claims, and the amount of the Escrow Amount, including Investment Income thereon, that will remain in escrow under the Escrow Agreement pending resolution of any such Pending Claims (the “Retained Cash”).

(d) Within ten business days after the date on which a claim for indemnification of Buyer Damages against Retained Cash has been completely and finally resolved in accordance with this Agreement, the Escrow Agent shall deliver to Seller the Retained Cash, including Investment Income thereon, less an amount of cash equal to the aggregate amount released by the Escrow Agent to the applicable Buyer Indemnitee pursuant to this Article VII in connection with the final resolution of its claims against the Retained Cash.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the parties to this Agreement, under an instrument in writing signed by all parties.

Section 8.2 Entire Agreement; Assignment. This Agreement (including the Seller Disclosure Letter), the Confidentiality Agreement and the Ancillary Agreements (a) constitute the entire agreement between the parties concerning the subject matter of this Agreement and supersede other prior agreements and understandings, both written and oral, between the parties concerning the subject matter of this Agreement and (b) shall not be assigned, by operation of law or otherwise, by a party, without the prior written consent of the other party; provided, however, that Buyer shall have the right to assign, in whole but not in part, its rights under the indemnification provisions of Section 4.6(b) and Article VII to (i) any person or entity to which it sells all of the outstanding common stock of the Company or all or substantially all of the assets of the Company or (ii) any bank or other financial institution from which it obtains financing for the transaction contemplated by this Agreement, without the prior consent of Seller.

Section 8.3 Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions of this Agreement or the validity or enforceability

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of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement which is manifestly unjust.

Section 8.4 Notices. Unless otherwise provided in this Agreement, all notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Such notices and communications shall be sent to the appropriate party at its address or facsimile number given below or at such other address or facsimile number for such party as shall be specified by notice given under this Agreement (and shall be deemed given upon receipt by such party or upon actual delivery to the appropriate address, or, in case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error; in the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above; provided, however, that such mailing shall in no way alter the time at which the facsimile notice is deemed received):

(a)	if to Seller, to

Imperial Sugar Company
8016 Highway 90A
Sugar Land, Texas 77478
	Telecopy:	(281) 490-9881
	Attention:	William F. Schwer, Senior Vice
President & General Counsel

with a copy to

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002-4995
	Telecopy:	(713) 229-7701
	Attention:	J. David Kirkland, Jr.

(b)	if to Buyer, to

Southern Minnesota Beet Sugar Cooperative
8530 County Road 21
P.O. Box 500
Renville, Minnesota 56284-0500
	Telecopy:	(320) 329-3252
	Attention:	President

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with a copy to

Dorsey & Whitney LLP
50 South Sixth Street
Suite 1500
Minneapolis, Minnesota 55402
Telecopy:	(612) 340-7800
Attention:	Robert G. Hensley

Section 8.5 Governing Law. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule thereof.

Section 8.6 Dispute Resolution.

(a) Negotiation; Mediation.

(i) In the event of any dispute or disagreement between Seller and Buyer as to the interpretation of any provision of this Agreement (or the performance of obligations under this Agreement), the matter, on written request of either party, shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement (the “Representatives”). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within 30 calendar days after reference of the matter to them, each of Buyer and Seller shall be free to exercise the remedies available to it under Section 8.6(b).

(ii) The Representatives may, if they desire, agree to undertake mediation and may, if they choose, do so in accordance with the commercial mediation rules of the American Arbitration Association (“AAA”), either as written or as modified by mutual agreement. A written agreement to undertake mediation may be made at any time. If arbitration proceeds have been instituted, they shall be stayed until the mediation process is terminated.

(b) Arbitration.

(i) Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the other agreements contemplated by this Agreement or the transactions arising hereunder or thereunder that cannot be resolved by negotiation or mediation pursuant to Section 8.6(a) shall be settled exclusively by final and binding arbitration in the City of Denver, Colorado. Such arbitration will apply the laws of the State of New York and the commercial arbitration rules of AAA to resolve the dispute.

(ii) Such arbitration shall be conducted by one independent and impartial arbitrator to be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement regarding appointment of an arbitrator within thirty days following receipt by one party of the other party’s notice of arbitration, the arbitrator

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shall be selected from a list or lists of proposed arbitrators submitted by AAA. Unless the parties agree otherwise, the arbitrator shall be a licensed attorney with at least ten years of experience in the practice of law. The selection process shall be that which is set forth in the AAA commercial arbitration rules then prevailing, except that (A) the number of preemptory strikes shall not be limited and (B) if the parties fail to select an arbitrator from one or more lists, AAA shall not have the power to make an appointment but shall continue to submit additional lists until an arbitrator has been selected. Initially, however, promptly following its receipt of a request to submit a list of proposed arbitrators, AAA shall convene the parties in person or by telephone and attempt to facilitate their selection of an arbitrator by agreement. If the arbitrator should die, withdraw or otherwise become incapable of serving, a replacement shall be selected and appointed in a like manner.

(iii) The arbitrator shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party. The fees and expenses of the arbitrator shall be shared equally by the parties and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrator may award costs and expenses to the prevailing party in the arbitration (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts). No pre-arbitration discovery shall be permitted, except that the arbitrator shall have the power in his or her sole discretion, on application by either party, to order pre-arbitration examination of the witnesses and documents that the other party intends to introduce in its case-in-chief at the arbitration hearing. The arbitrator shall render his or her award within 90 days of the conclusion of the arbitration hearing. The arbitrator shall not be empowered to award to either party any punitive damages in connection with any dispute between them arising out of or relating in any way to this Agreement or the other agreements contemplated hereby or the transactions arising hereunder or thereunder, and each party hereby irrevocably waives any right to recover such damages. The arbitration hearings and award shall be maintained in confidence.

(iv) Notwithstanding anything to the contrary provided in this Section 8.6(b) and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief or to specifically enforce the terms of this Agreement if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitrator is selected and available to hear such party’s request for temporary relief. The award rendered by the arbitrator shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction.

(c) Inapplicable to Section 1.11. Notwithstanding anything to the contrary contained in this Agreement, this Section 8.6 shall not apply to the provisions of Section 1.11.

Section 8.7 Descriptive Headings. The descriptive headings used in this Agreement are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

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Section 8.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but any of which together shall constitute one and the same instrument.

Section 8.9 Fees and Expenses. Whether or not this Agreement and the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth in this Agreement, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses (and, in the case of Seller, the expenses incurred by the Company); provided, however, that Seller and Buyer shall each pay one-half of all filing fees with respect to filings pursuant to the HSR Act. Each of Seller, on the one hand, and the Buyer, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders’ fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party. Seller agrees that the Company has not borne and will not bear any of Seller’s expenses in connection with the transactions contemplated by this Agreement.

Section 8.10 Interpretation. The phrase “to the knowledge of Seller” or any similar phrase shall mean such facts and other information which as of the date of this Agreement are known to any director or officer of Seller or the Company and any of the following individuals Paul Baris and Martha Martin or any knowledge that would have been acquired by any such person upon appropriate inquiry and investigation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 8.11 Third-Party Beneficiaries. This Agreement is solely for the benefit of Seller and its respective successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its successors and permitted assigns, with respect to the obligations of Seller, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim of liability or reimbursement, cause of action or other right. Third party enforcement is barred.

Section 8.12 No Waivers. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy. No waiver by a party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.

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Section 8.13 Specific Performance. The parties to this Agreement agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

[Remainder of page left blank intentionally. Signature page follows.]

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IN WITNESS WHEREOF, each of the undersigned has caused this Stock and Asset Purchase Agreement to be duly signed as of the date first above written.

SELLER:

IMPERIAL SUGAR COMPANY

By:	/s/ H.P. Mechler
Name:	H.P. Mechler
Title:	Senior Vice President and
Chief Financial Officer

RAGUS:

RAGUS HOLDINGS, INC.

By:	/s/ William F. Schwer
Name:	William F. Schwer
Title:	President

BUYER:

SOUTHERN MINNESOTA BEET SUGAR COOPERATIVE

By:	/s/ John Richmond
Name:	John Richmond
Title:	President and Chief Executive Officer